SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BUCKEYE PARTNERS, L.P.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Greenway Plaza

Suite 600

Houston, Texas 77046

April 19, 2012

To Our Limited Partners:

You are cordially invited to attend the 2012 annual meeting of limited partners of Buckeye Partners, L.P. to be held on Tuesday, June 5, 2012 at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, commencing at 9:00 a.m. local time. A notice of the annual meeting, proxy statement and proxy card are enclosed. We also have enclosed our 2011 Annual Report and Form 10-K for the fiscal year ended December 31, 2011.

The board of directors of our general partner has called this annual meeting for you to consider and act upon items described in this proxy statement.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Clark C. Smith President and Chief Executive Officer of Buckeye GP LLC, general partner of Buckeye Partners, L.P.

BUCKEYE PARTNERS, L.P.

One Greenway Plaza

Suite 600

Houston, Texas 77046

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 5, 2012

To the Unitholders of Buckeye Partners, L.P.:

The annual meeting of limited partners of Buckeye Partners, L.P. will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on June 5, 2012 at 9:00 a.m. local time to consider the following matters:

1. The election of three Class II directors to our general partner’s board of directors to serve until the 2015 annual meeting of limited partners;

2. The ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as Buckeye Partners, L.P.’s independent registered public accountants for 2012; and

3. The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposals.

Only unitholders of record at the close of business on April 9, 2012 are entitled to attend or vote at the annual meeting or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Unitholder Meeting to Be Held on June 5, 2012

In addition to delivering paper copies of these proxy materials to you by mail, this notice, together with the  accompanying proxy statement and related form of proxy and our 2011 Annual Report to unitholders are available  at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17265.

Your vote is important! Your broker cannot vote your units on your behalf for certain of management’s proposals until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors of Buckeye GP LLC, as general partner of Buckeye Partners, L.P.

Todd J. Russo Secretary

Houston, Texas

April 19, 2012

BUCKEYE PARTNERS, L.P.

Proxy Statement

For

Annual Meeting of Limited Partners

To Be Held on June 5, 2012

These proxy materials, which we will begin mailing to our unitholders on or about April 19, 2012, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Buckeye GP LLC, a Delaware limited liability company (“Buckeye GP”), acting in its capacity as the general partner of Buckeye Partners, L.P., a Delaware limited partnership, for use at Buckeye Partners, L.P.’s 2012 annual meeting of limited partners or at any adjournments thereof. The meeting will be held at the Four Seasons Hotel at 1300 Lamar Street, Houston, Texas 77010 on June 5, 2012 at 9:00 a.m. local time. Holders of record of limited partnership units representing limited partner interests (“LP Units”) and Class B Units representing limited partner interests (“Class B Units”) at the close of business on April 9, 2012 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 60 days, in which event our general partner’s board of directors is required to set a new record date. Unless otherwise indicated, the terms “the Partnership,” “Buckeye,” “our,” “we,” “us” and similar terms refer to Buckeye Partners, L.P., together with our subsidiaries.

Proposals

At our 2012 annual meeting of limited partners, we are asking our unitholders to consider and act upon:

•	The election of three Class II directors to serve on our general partner’s board of directors until our 2015 annual meeting;

•	The ratification of the selection of Deloitte as Buckeye’s independent registered public accountants for 2012; and

•

The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the forgoing proposals.

Outstanding LP Units and Class B Units Held on Record Date

As of the record date, there were 90,291,297 outstanding LP Units and 7,445,999 outstanding Class B Units that were entitled to notice of and are entitled to vote at the annual meeting.

Quorum Required

The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding LP Units and Class B Units is necessary to constitute a quorum for purposes of voting on the proposals at the annual meeting. Withheld votes will count as “units present” at the meeting for purposes of establishing a quorum on the proposals. Abstentions and broker non-votes count as “units present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds units for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the units.

Vote Required

Directors serving on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding LP Units and Class B Units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each LP Unit and Class B Unit entitles the holder thereof as of the record date to one vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

The approval of the ratification of our independent registered public accountants for 2012 requires an affirmative vote of a majority of the votes cast.

All items on the ballot are “non-routine” matters under New York Stock Exchange (“NYSE”) rules except ratification of the independent registered public accountants. Brokerage firms are prohibited from voting on non-routine items without receiving instructions from the beneficial owners of the units. Broker non-votes will have no effect on the outcome of the vote for all items.

How to Vote

You may vote in person at the annual meeting, by telephone, by internet or by proxy. Even if you plan to attend the annual meeting, we encourage you to complete, sign and return your proxy card or vote by following the telephone or internet voting instructions on the proxy card in advance of the annual meeting.

In Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm “Legal Proxy” representing your units.

Telephone

Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

Internet

Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 9:00 a.m. local time on June 5, 2012 will be counted.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 9:00 a.m. local time on June 5, 2012 will be counted.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our LP Units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. The fees of Morrow & Co., LLC are $7,500, plus reimbursement of its reasonable costs.

Only one 2011 Annual Report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. Unitholders at a shared address to which a single copy of the proxy materials was delivered who would like to receive a separate or additional copy of the proxy materials (including with respect to those materials or other communications that may be delivered to unitholders in connection with future annual or special meetings of unitholders) should contact Morrow & Co., LLC at the contact information set forth below, and, upon receipt of such request, a separate copy of the proxy materials will be promptly provided. Unitholders who currently receive multiple copies of the proxy materials at their shared address and would like to request only one copy of any future materials or other communications should notify Morrow & Co., LLC of the same at the contact information set forth below. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Email: BPL.info@morrowco.com

Phone (unitholders): (800) 573-4412

Phone (banks and brokerage firms): (203) 658-9400

Other Matters for 2012 Annual Meeting

We know of no matters to be acted upon at the annual meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of the Partnership. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting to Be Held on June 5, 2012

This proxy statement, a form of proxy and our 2011 Annual Report to unitholders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17265.

ITEM 1—ELECTION OF DIRECTORS

We are a limited partnership. We do not have our own board of directors. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner. Our unitholders are entitled to elect the members of our general partner’s board of directors.

The total number of directors on our general partner’s board of directors is currently nine. The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. At each annual meeting, only one class of directors is elected and, upon election, directors in that class serve for a term of three years, subject to a director’s earlier resignation, death or removal. If a director is elected to the board to fill a vacancy, that director will have the same remaining term as his or her predecessor.

Forrest E. Wylie serves as the Non-Executive Chairman of our general partner’s board of directors. Our general partner’s board of directors believes this board leadership structure is appropriate because Buckeye will continue to benefit from Mr. Wylie’s strategic vision and his expertise in developing business opportunities for Buckeye. With this structure, Mr. Wylie will continue to lead the board in its fundamental role of providing advice to and oversight of management, and our President and Chief Executive Officer, Clark C. Smith, will be focused solely on running Buckeye’s business. In addition, any director can, and many from time to time do, establish agenda items for a board meeting. For more information about contacting our general partner’s board of directors, please see the section below entitled “Communication with the Board of Directors.”

Our non-management directors meet in executive session at least two times per year outside of the presence of any management directors and any other members of our management who may otherwise be present. During at least one session per year, only independent directors are present. The directors present at each executive session select a presiding director for that session.

At the 2012 annual meeting, our unitholders will consider and act upon a proposal to elect three Class II directors to our general partner’s board of directors to serve until the 2015 annual meeting of limited partners. Each of the nominees has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any nominee becomes unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee.

Information concerning the Class II director nominees, along with information concerning the current Class I and Class III directors whose terms of office will continue after the annual meeting, is set forth below.

Class II Director Nominees for terms to expire in 2015

Pieter Bakker, 68, became a director of Buckeye GP on May 5, 2011. He had served as President of Vopak North American from 2005 until his retirement in 2009 and before that as President of Vopak Latin America. He started his career in Europe with AKZO Chemicals and Conoco, after that he spent almost 25 years in Latin America for Chemical Distributor HCI and Vopak. Mr. Bakker was appointed Chairman of Bahamas Oil Refining Company International Limited (“BORCO”) in March 2009. Since 2009, Mr. Bakker’s principal occupation has been as a private investor. He is also currently the Executive Chairman of First Reserve Tank Terminals Houston. Mr. Bakker has more than 40 years of experience in the tank storage business and his breadth of experience and knowledge of the marine terminal industry uniquely qualify him to serve on our general partner’s board of directors.

C. Scott Hobbs, 58, became a director of Buckeye GP on October 1, 2007. Since April 2006, he has been the managing member of Energy Capital Advisors, LLC, an energy industry consulting firm. Energy Capital Advisors, LLC provides consulting and advisory services to clients evaluating major projects, acquisitions and divestitures principally involving oil and gas pipelines and storage facilities, processing plants, power plants and gas distribution assets. From January 2005 through March 2006, Mr. Hobbs was Executive Chairman and a director of Optigas, Inc., a private midstream gas company, and, from January 2004 through February 2005, he was President and Chief Operating Officer of KFX, Inc. (now Evergreen Energy, Inc.), a public company that developed clean coal technologies. From 1977 to 2001, Mr. Hobbs worked for the Coastal Corporation where his last position was Chief Operating Officer of Colorado Interstate Gas Co. and its Rocky Mountain affiliates. He received a B.S. in Business Administration from Louisiana State University and is a certified public accountant. Mr. Hobbs previously served as a director of American Oil and Gas Inc. where he served on the audit, compensation and governance committees. He is currently a director of CVR Energy, Inc., where he serves on the audit and governance committees. Mr. Hobbs has worked for many years with energy companies across a broad spectrum of sectors. This experience has given him a broader perspective on the Partnership’s operations, and, coupled with his extensive financial and accounting training and practice, has made him a valuable member of our general partner’s board of directors.

Mark C. McKinley, 55, became a director of Buckeye GP on October 1, 2007. He has served as Managing Partner of MK Resources, a private oil and gas development company specializing in the recovery and production of crude oil and the development of unconventional resource projects, for the past six years. Mr. McKinley is a director of Merrymac McKinley Foundation and is President and a director of Labrador Oil Company. The operational and business skills Mr. McKinley developed through his past experience in oil and gas development make him an important voice as an independent director on our general partner’s board of directors.

Class I Directors with terms expiring in 2014

Forrest E. Wylie, 49, became the Non-Executive Chairman of the Board on February 10, 2012. He served as Chairman of the Board, CEO and a director of Buckeye GP from June 25, 2007 to February 9, 2012. Mr. Wylie also served as a director of the general partner of Buckeye GP Holdings L.P., the former parent company of Buckeye GP (“BGH”) from June 25, 2007 until the merger of BGH with us on November 19, 2010 (the “Merger”). Prior to his appointment, he served as Vice Chairman of Pacific Energy Management LLC, an entity affiliated with Pacific Energy Partners, L.P., a refined product and crude oil pipeline and terminal partnership, from March 2005 until Pacific Energy Partners, L.P. merged with Plains All American, L.P. in November 2006. Mr. Wylie was President and CFO of NuCoastal Corporation, a midstream energy company, from May 2002 until February 2005. From November 2006 to June 25, 2007, Mr. Wylie was a private investor. Mr. Wylie served on the board of directors and the audit committee of Coastal Energy Company, a publicly traded entity, until April 2011. Mr. Wylie also served on board of directors and compensation and nominating and corporate governance committees of Eagle Bulk Shipping Inc. until May 2010. We believe the breadth of Mr. Wylie’s experience in the energy industry, through his prior position as the Partnership’s CEO and the past employment described above, have given him valuable knowledge about the Partnership’s business and the Partnership’s industry that make him an asset to our general partner’s board of directors. Furthermore, Mr. Wylie’s leadership abilities and communication skills make him particularly qualified to be Buckeye GP’s Chairman.

Joseph A. LaSala, Jr., 57, became a director of BGH’s general partner on July 26, 2007 and, effective November 19, 2010 in connection with the Merger, resigned from BGH’s general partner’s board and joined the Buckeye GP board. Since February 2011, Mr. LaSala has served as Senior Vice President, General Counsel and Secretary of Sapient Corporation. From January 2008 through December 2010, he served as Senior Executive Vice President, General Counsel and Secretary of Discovery Communications, Inc. From July 2001 to January 2008, Mr. LaSala served as Vice President, General Counsel and Secretary of Novell, Inc. From April 2001 until July 2007, Mr. LaSala served as director of Buckeye GP. Mr. LaSala’s breadth of experience serving as general counsel to public companies has given him valuable knowledge and insights with respect to Securities and Exchange Commission (“SEC”) reporting, establishing and maintaining internal controls and implementing appropriate corporate governance practices. Coupled with Mr. LaSala’s past experience in the energy industry, these attributes uniquely qualify him to serve on our general partner’s board of directors.

Martin A. White, 70, became a director of BGH’s general partner on April 30, 2009 and, effective November 19, 2010 in connection with the Merger, resigned from BGH’s general partner’s board and joined the Buckeye GP board. Since August 2006, Mr. White has been a private investor. Prior thereto, Mr. White was employed for 15 years by MDU Resources Group, Inc. (“MDU”), a company which operates in three core lines of business—energy, utility resources and construction materials—and that is publicly traded on the NYSE. From August 1997 until his retirement in August 2006, Mr. White served as President and Chief Executive Officer of MDU. Mr. White was also the Chairman of the board of directors of MDU from February 2001 until his retirement. Mr. White was an employee of Montana Power Company from 1966 until 1991, with his last position being President and Chief Executive Officer of Entech, Inc., a non-utility subsidiary of Montana Power Company. Mr. White also serves as a director of Plum Creek Timber Company, Inc. and was a director of First Interstate BancSystem, Inc. from 2005 to 2011. Mr. White’s breadth of experience in the energy sector, including being the chairman, president and chief executive officer of a Fortune 500 company, have given him business, leadership and communication skills that more than qualify him to serve on our general partner’s board of directors.

Class III Directors with terms expiring in 2013

Oliver G. Richard, III, 59, became a director of Buckeye GP on February 17, 2009. He is currently Chairman of Cleanfuel USA, an alternative vehicular fuel company, and, for the past five years, he has been the owner and president of Empire of the Seed LLC, a private consulting firm in the energy and management industries, as well as the private investments industry. Mr. Richard served as Chairman, President and CEO of Columbia Energy Group (“Columbia Energy”) from April 1995 until Columbia Energy was acquired by NiSource Inc. in November 2000. Mr. Richard was appointed by President Reagan and confirmed by the United States Senate to the Federal Energy Regulatory Commission (“FERC”), serving from 1982 to 1985. Mr. Richard also served as a director of BGH’s general partner from April 2008 until April 2009. Mr. Richard’s breadth of experience in the energy sector, including being the chairman, president and CEO of a Fortune 500 company and commissioner of the FERC, have given him business, leadership and communication skills that make him exceptionally well-qualified to serve on our general partner’s board of directors.

Clark C. Smith, 57, was named President and Chief Executive Officer of Buckeye GP in February 2012. He served as President and Chief Operating Officer of Buckeye GP from February 2009 to February 2012. Prior to joining the management team in February 2009, he served on the board of directors of Buckeye GP from October 2007 until February 2009. Mr. Smith was a private investor between July 2007 and October 2007. From June 2004 through June 2007, Mr. Smith served as Managing Director of Engage Investments, L.P., a private company established to provide consulting services to, and to make equity investments in, energy-related businesses. Mr. Smith was Executive Vice President of El Paso Corporation and President of El Paso Merchant Energy Group, a division of El Paso Corporation, from August 2000 until May 2003, and a private investor from May 2003 to June 2004. Mr. Smith’s extensive experience in the energy sector, including his prior officer and director positions with Buckeye, and his position as President and Chief Executive Officer of Buckeye, have given him valuable knowledge about the Partnership’s business and industry, qualify him to serve on our general partner’s board of directors, and make him an asset to the board.

Frank S. Sowinski, 56, became a director of BGH’s general partner on August 4, 2006 and, effective November 19, 2010 in connection with the Merger, resigned from BGH’s general partner’s board and joined the Buckeye GP board. From February 2001 until August 2006, Mr. Sowinski served as director of Buckeye GP. Since January 2006, he has been a Management Affiliate of MidOcean Partners, a private equity investor. From October 2004 to January 2006, Mr. Sowinski was a private investor and prior thereto, he served as Executive Vice President of Liz Claiborne, Inc. from January 2004 until October 2004. Mr. Sowinski served as Executive Vice President and CFO of PWC Consulting, a systems integrator company, from May 2002 to October 2002. Mr. Sowinski also serves as Vice Chairman of two portfolio companies of MidOcean Partners: Allant Group, a marketing services group, and LegalShield, a specialized legal service products company. The operational and business skills Mr. Sowinski developed through his past experience in information services, consulting and retail apparel make him an important voice as an independent director on our general partner’s board of directors.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF PIETER BAKKER, C. SCOTT HOBBS, AND MARK C. MCKINLEY TO CLASS II OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Director Independence

Section 303A.00 of the NYSE Listed Company Manual states that the NYSE listing standards requiring a majority of directors to be independent do not apply to limited partnerships like us. However, except for our Non-Executive Chairman, Forrest E. Wylie, Pieter Bakker, and Clark C. Smith, all of our general partner’s directors are “independent” as that term is defined in the applicable NYSE rules and Rule 10A-3 of the Exchange Act. In determining the independence of each director for the purposes of the NYSE listing standards, the board of directors of our general partner has adopted certain categorical standards. Pursuant to such categorical standards, a director will not be deemed independent for the purposes of the NYSE listing standards if:

•

the director is, or has been within the last three years, an employee of the Partnership, or an immediate family member is, or has been within the last three years, an executive officer of the Partnership;

•

the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Partnership, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(i) the director or an immediate family member is a current partner of a firm that is the Partnership’s internal auditor or independent registered public accountants; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who personally works on the Partnership’s audit, assurance or tax compliance (but not tax planning) engagement; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Partnership’s audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Partnership’s present executive officers at the same time serves or served on that company’s compensation committee;

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Partnership for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues; or

•

the director serves as an executive officer of a charitable organization and, during any of the past three fiscal years, the Partnership made charitable contributions to the charitable organization in any single fiscal year that exceeded $1.0 million or 2%, whichever is greater, of the charitable organization’s consolidated gross revenues.

•

For the purposes of these categorical standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

Risk Oversight

The board of directors of our general partner works with management to identify the most significant risks to the Partnership and ensures that management implements appropriate mitigation strategies for such risks. Although the board has ultimate oversight responsibility for the risk management process, certain committees also have responsibility for risk management. The board is advised by the committees of significant risks and management’s response via periodic updates.

On behalf of the board, the audit committee of the board of directors of our general partner plays a key role in the oversight of the Partnership’s risk management function. The audit committee reviews with the Partnership’s management the Partnership’s areas of material exposure with respect to financial risk, tax regulation risk, and certain aspects of business disruption and disaster recovery risk as well as the Partnership’s policies and processes with respect to financial risk assessment and risk management and oversees risks arising from related person transactions. The audit committee oversees the Buckeye Energy Services LLC and Lodi Gas Storage, L.L.C. Risk Management Policies. These policies establish risk committees, which review and approve the market, operational and credit risk incurred with respect to the business activities of our Energy Services and Natural Gas Storage business segments and, on a quarterly basis, report to the audit committee on activities and exposures covered by the policies. These risk polices specifically limit the maximum financial obligations and exposure that can be committed as well as identify certain transactions or activities that can only be approved by our audit committee. Any amendment of these policies must be approved by the audit committee.

The compensation committee of the board of directors of our general partner oversees risk management as it relates to our compensation plans, policies and practices and meets with management to review whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks that could have a material adverse effect on the Partnership. The nominating and corporate governance committee of the board of directors of our general partner oversees risks related to the Partnership’s governance structure and processes as well as risks related to the management of human capital. The health, safety, security and environmental (“HSSE”) committee of the board of directors of our general partner oversees risks related to HSSE matters with respect to the Partnership’s assets and operations, certain risks related to changes in regulation or the political climate and certain aspects of business disruption and disaster recover risk.

Meetings of the Board of Directors and its Committees

The board of directors of our general partner held eleven board meetings, seven audit committee meetings, eight compensation committee meetings, eight nominating and corporate governance committee meetings, and four HSSE committee meetings which is a total of 38 meetings during 2011. During 2011, no incumbent director attended fewer than 75% of (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. Two of our board members attended our 2011 annual Unitholder meeting.

Board Committees

Our general partner’s board of directors has the following four standing committees: (1) audit committee; (2) compensation committee; (3) nominating and corporate governance committee; and (4) HSSE committee.

The table below indicates the members of each committee of our general partner’s board of directors:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	HSSE Committee
Forrest E. Wylie
Pieter Bakker				X
C. Scott Hobbs	Chair		X
Joseph A. LaSala, Jr.		X	X
Mark C. McKinley		X		X
Oliver G. Richard, III		Chair		X
Clark C. Smith
Frank S. Sowinski	X		Chair
Martin A. White	X			Chair

Each of the committees of the board of directors of our general partner has a written charter and a copy of each of those charters is available on our website at www.buckeye.com by browsing to the “Corporate Governance” subsection of the “Investor Center” menu.

Audit Committee.

The members of the audit committee are independent directors (as that term is defined in the applicable NYSE rules and Rule 10A-3 of the Exchange Act) and non-employee directors of Buckeye GP. Buckeye GP’s board of directors has determined that no audit committee member has a material relationship with Buckeye GP. The board of directors of Buckeye GP has also determined that each of the members of the audit committee qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

The audit committee provides independent oversight with respect to our internal controls, accounting policies, financial reporting, internal audit function and independent registered public accountants. The audit committee also reviews the quality, independence and objectivity of the independent registered public accountants and internal audit function. The audit committee has sole authority as to the retention, evaluation, compensation and oversight of the work of the independent registered public accountants. The independent registered public accountants report directly to the audit committee. The audit committee also has sole authority to approve all audit and non-audit services provided by the independent registered public accountants. The audit committee also reviews, approves and ratifies transactions with related persons required to be disclosed under SEC rules.

The audit committee has established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. These procedures are part of the Business Code of Conduct and are available on our website at www.buckeye.com by browsing to the “Corporate Governance” subsection of the “Investor Center” menu.

Compensation Committee, Compensation Committee Interlocks and Insider Participation.

As a limited partnership that is listed on the NYSE, we are not required to have a compensation committee. However, the board of directors of Buckeye GP has determined that a compensation committee is appropriate in order to conform with best governance practices. The current members of the compensation committee are independent and are non-employee directors (as that term is defined in Rule 16b-3 of the Exchange Act).

The compensation committee establishes, implements and oversees the administration of all of our compensation philosophies and policies. The compensation committee establishes, reviews and approves compensation for our CEO and our other executive officers, including our named executive officers, and the CEO reviews with the compensation committee compensation for our other senior management members. Oversight of equity compensation plans is the compensation committee’s responsibility. With respect to compensation-related risks, the compensation committee is responsible for ensuring our compensation plans do not encourage undue risk taking. The compensation committee has authority to select and oversee outside consultants retained to review our compensation programs and to enter into retention agreements with any such consultants establishing their fees and any other retention terms.

The compensation committee meets several times throughout the year to act on the responsibilities above. The compensation committee also may act by written consent from time to time in response to events occurring between scheduled meetings. The compensation committee may seek guidance or input from the CEO when making determinations about the compensation of the executive officers. The CEO also may provide recommendations to the compensation committee concerning the high-level allocation of incentive award pools among senior management other than executive officers. The CEO also may determine the salaries and amounts of individual incentive awards to senior management members other than executive officers.

In setting 2011 and 2012 executive compensation, the compensation committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to evaluate the compensation of our executive officers, including our named executive officers. See the discussion below under the heading “Compensation Discussion and Analysis — Administration of Executive Compensation Programs and Methodology” for more information.

Nominating and Corporate Governance Committee.

As a limited partnership that is listed on the NYSE, we are not required to have a nominating and corporate governance committee. However, the board of directors of our general partner has determined that a nominating and corporate governance committee is appropriate in order to conform with best governance practices. The members of the nominating and corporate governance committee are independent, non-employee directors. The nominating and corporate governance committee identifies and evaluates qualified director candidates for the board and develops and recommends to the board corporate governance policies and procedures appropriate for the Partnership. The committee oversees the annual self-evaluation of the board of directors of our general partner and its committees, makes recommendations to the board concerning structure and membership matters with respect to the board and its committees, oversees the continuing education program for the board and reviews director’s and officer’s indemnification and insurance matters. The nominating and corporate governance committee also oversees risks related to corporate governance.

Health, Safety, Security and Environmental Committee.

The HSSE committee assists the board of directors of our general partner in fulfilling its oversight responsibilities with respect to the board’s and our continuing commitment to minimizing the impact on the environment of our assets, ensuring the safety of our employees and the public and assuring that our businesses and facilities are operated and maintained in a safe and environmentally sound manner. The committee reviews and oversees the Partnership’s HSSE policies, programs, issues and initiatives, reviews HSSE risks that affect or could affect the Partnership and the public and ensures proper management of those risks, and reports to the board on HSSE matters affecting the Partnership and the public. The members of the HSSE committee are non-employee directors.

Corporate Governance Matters

We have a Code of Ethics for Directors, Executive Officers and Senior Financial Employees that applies to, among others, the Non-Executive Chairman, CEO, President, CFO and Controller of Buckeye GP, as required by Section 406 of the Sarbanes Oxley Act of 2002 as well as a Business Code of Conduct that applies to all employees. Furthermore, we have Corporate Governance Guidelines and a charter for each of the committees of the board of directors of our general partner. Each of the foregoing is available on our website at www.buckeye.com by browsing to the “Corporate Governance” subsection of the “Investor Center” menu. We provide copies, free of charge, of any of the foregoing upon receipt of a written request. We disclose amendments to, or director and executive officer waivers from, the Code of Ethics, if any, on our website, or by Form 8-K to the extent required.

You also can find information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or at the NYSE’s Internet site (www.nyse.com). The certifications of Buckeye GP’s CEO and CFO required by Section 302 of the Sarbanes-Oxley Act have been included as exhibits to Buckeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Board Candidates

The nominating and corporate governance committee will consider all unitholder recommendations for candidates for the board of directors of our general partner, which should be sent to the nominating and corporate governance committee, c/o Todd J. Russo, Secretary, Buckeye Partners, L.P., One Greenway Plaza, Suite 600, Houston, Texas 77046. The general qualifications and specific qualities and skills established by the committee for directors are included in Section I of our Corporate Governance Guidelines, which are available on our website at www.buckeye.com by browsing to the “Corporate Governance” section of the “Investor Center” menu. We believe that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the unitholders. They also must have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have the board of directors of our general partner represent a range of experience in areas that are relevant to the Partnership’s business and operations. The committee’s evaluation of director nominees takes into account their ability to contribute to the diversity of background and experience represented on the board, and the committee reviews its effectiveness in balancing these considerations when assessing the composition of the board.

The nominating and corporate governance committee also considers candidates recommended by current directors, company officers, employees and others. The committee evaluates all nominees for directors in the same manner regardless of the source of the recommendation.

Communication with the Board of Directors

A holder of our LP Units or Class B Units or other interested party who wishes to communicate with the non-management directors of Buckeye GP may do so by contacting William H. Schmidt, Jr., Vice President and General Counsel, at Buckeye Partners, L.P., One Greenway Plaza, Suite 600, Houston, Texas 77046. Communications will be relayed to the intended recipient on the board of directors of Buckeye GP except in instances where it is deemed unnecessary or inappropriate to do so. Any communications withheld under those guidelines will nonetheless be recorded and available for any director who wishes to review them.

NYSE Corporate Governance Listing Standards

The NYSE requires the chief executive officer of each listed company to certify annually that he is not aware of any violation by the company of the NYSE corporate governance listing standards as of the date of the certification, qualifying the certification to the extent necessary. The CEO of Buckeye GP provided such certification to the NYSE in 2011 without qualification.

Report of the Audit Committee

The audit committee of the board of directors of Buckeye GP LLC, acting in its capacity as the general partner of Buckeye Partners, L.P. (referred to in this statement as the “Partnership”), oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Partnership’s independent registered public accounting firm, Deloitte, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee reviewed with Deloitte their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

The audit committee discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” (Codification of Statements of Auditing Standards, August 2, 2007 AU 380), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Dated: April 19, 2012

Submitted by:

Audit Committee

C. Scott Hobbs, Chair

Frank S. Sowinski

Martin A. White

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Deloitte, its member firms and respective affiliates as Buckeye’s independent registered public accountants for the periods indicated:

	Year ended December 31,
	2011	2010
Audit Fees (1)	$1,980,535	$1,503,700
Audit-Related Fees (2)	395,530	468,231
Tax Fees (3)	892,063	534,036
All Other Fees (4)	228,515	390,046

Total	$3,496,643	$2,896,013

(1)	Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the audit of our annual financial statements and internal control over financial reporting, (ii) the review of our quarterly financial statements, and (iii) audits of subsidiary financial statements. This information is presented as of the latest practicable date for this proxy statement.

(2)	Audit-related fees represent amounts billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly review. This category primarily includes services relating to fees for audits of financial statements of certain employee benefits plans and those services normally provided in connection with regulatory filings or engagements including comfort letters, consents and other services related to SEC matters.
(3)	Tax fees represent amounts billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice and tax planning. This category primarily includes services relating to the preparation of unitholders’ annual K-1 statements and partnership tax compliance and, for 2011, also includes consulting services with respect to the BORCO and Yabucoa, Puerto Rico terminal acquisitions and the Merger, and certain excise tax services.
(4)	All other fees represent amounts billed in each of the years presented for services not classifiable under the other categories listed in the table above. This category primarily includes services relating to accounting due diligence work in connection with acquisition opportunities and consulting services relating to integration services.

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

Jeremiah J. Ashcroft III, 39, was named Senior Vice President of Buckeye GP and President, Buckeye Services in January 2012. He was the Senior Vice President, Global Operations of Buckeye Pipe Line Services Company (“Services Company”) from August 2011 to January 2012. From May 2009 to August 2011, Mr. Ashcroft was Service Company’s Vice President, Field Operations. Prior to joining Buckeye, Mr. Ashcroft worked for Colonial Pipeline Company from 2000 to 2006, in roles including Mergers, Acquisitions, and Strategy Coordinator and Control Center Leader, and again from January 2008 to May 2009, first as Chief Compliance Officer and finally as District Leader of Colonial’s 2,880-mile southeast region. From November 2006 to January 2008, Mr. Ashcroft served as the General Manager of Georgia Pacific Company’s Leaf River Sawmill.

Jeffrey I. Beason, 63, became the Vice President and Controller of Buckeye GP and the Partnership’s Principal Accounting Officer on November 19, 2010 and has served as the Vice President and Controller of Services Company since July 2009. From July 2006 to July 2009, Mr. Beason served as Vice President and Corporate Controller and as the Principal Accounting Officer of Service Corporation International, a provider of deathcare products and services. From 1996 to November 2005, Mr. Beason served as Senior Vice President and Controller and Principal Accounting Officer of El Paso Corporation, a natural gas transmission and production company. From 1993 to 1996, Mr. Beason served as Senior Vice President, Administration of Mojave Pipeline Operating Company, a wholly-owned subsidiary of El Paso Corporation, and, from 1978 to 1993, Mr. Beason served in various accounting and reporting roles at El Paso Corporation. Mr. Beason is a certified public accountant.

Robert A. Malecky, 48, was named Senior Vice President of Buckeye GP and President, Domestic Pipelines and Terminals in January 2012. Mr. Malecky was Senior Vice President, Customer Services of Buckeye GP from August 2011 to January 2012. He previously held the position of Vice President, Customer Services of Buckeye GP from February 2010 through August 2011 and held the same position with Services Company since July 2009. From July 2000 to July 2009, Mr. Malecky served as Vice President, Marketing of Services Company.

Mary F. Morgan, 59, was named the Senior Vice President of Buckeye GP and President, International Operations in January 2012. Prior to joining Buckeye, Ms. Morgan was the President and founder of MorganHamilton Group, which provided logistics consulting services to the pipeline and terminal industry, from January 2011 to January 2012. From December 2008 to December 2010, she served as President, European Operations, and from April 2007 to December 2008, she served as Senior Vice President, Marketing and Business Development, of NuStar Energy. Ms. Morgan was the Vice President, Marketing and Business

Development of Valero GP, LLC from July 2005 to April 2007. Ms. Morgan was elected as a member of the board of directors of Tesoro Logistics LP’s general partner in May 2011 and resigned in March 2012 due to time commitments. Ms. Morgan’s over 30 years of industry experience also includes various roles at Kinder Morgan, Santa Fe Pacific Pipelines and Exxon Pipeline Company.

Khalid A. Muslih, 40, was named Senior Vice President, Corporate Development and Strategic Planning of Buckeye GP in January 2012. Prior to this he was Senior Vice President, Corporate Development of Buckeye GP from August 2011 to January 2012. Mr. Muslih was Vice President, Corporate Development of Buckeye GP from February 2010 until August 2011 and held the Vice President, Corporate Development position with Services Company since June 2007. Mr. Muslih also was the President of Buckeye’s Development & Logistics segment from May 2009 to January 2012. From November 2006 through June 2007, Mr. Muslih was a private investor. Mr. Muslih served as Vice President, Corporate Development of Pacific Energy Management LLC, an entity affiliated with Pacific Energy Partners, L.P., from March 2005 until Pacific Energy Partners, L.P. merged with Plains All American, L.P. in November 2006. Mr. Muslih served as Commercial Officer, Mergers & Acquisitions of NuCoastal Corporation from July 2002 until March 2005.

William H. Schmidt, Jr., 39, has been Vice President and General Counsel of Buckeye GP since November 2010. From November 4, 2007 to November 19, 2010, Mr. Schmidt was Vice President, General Counsel and Secretary of Buckeye GP. Prior to November 2007, Mr. Schmidt had served as Vice President and General Counsel of Services Company since February 2007 and as Associate General Counsel of Services Company since September 2004. Mr. Schmidt was the President of Lodi Gas Storage, L.L.C. from August 2009 to January 2012. Mr. Schmidt practiced law at Chadbourne & Parke LLP, an international law firm, before joining the Partnership.

Keith E. St.Clair, 55, was named Executive Vice President and CFO of Buckeye GP in January 2012. He served as Senior Vice President and CFO of Buckeye GP from November 2008 to January 2012. Prior to his appointment in November 2008, he served as Executive Vice President and CFO of Magnum Coal Company, one of the largest coal producers in Central Appalachia, from January 2006 until its sale to Patriot Coal Corporation (“Patriot”) in July 2008, after which he continued as an independent financial consultant to Patriot through October 2008. Mr. St.Clair was Senior Vice President and CFO of Trade-Ranger, Inc. (“Trade-Ranger”), a global business-to-business marketplace for electronic procurement and supply chain management for the oil and gas industry, from March 2002 until its sale in May 2005, after which he continued as an independent financial consultant to Trade-Ranger until January 2006. Mr. St.Clair is a certified public accountant.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Named Executive Officers

We do not have officers or directors. Our business is managed by the board of directors of our general partner, Buckeye GP, and the executive officers of Buckeye GP perform all of our management functions. Thus, the executive officers of Buckeye GP are our executive officers. In this Compensation Discussion and Analysis (“CD&A”), we address the compensation determinations and the rationale for those determinations relating to our CEO, CFO and our next three most highly compensated executive officers. We refer to these executive officers collectively as our “named executive officers.” Information about our named executive officers for 2011 is set forth in the table below. In early 2012, our named executive officers’ titles changed in connection with a reorganization of our management structure, so we have listed both their 2011 and 2012 titles in the table.

Name	2011 Title	2012 Title
Forrest E. Wylie	Chairman and Chief Executive Officer	Non-Executive Chairman of the Board

Keith E. St.Clair	Senior Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer

Clark C. Smith	President and Chief Operating Officer	Chief Executive Officer and President

Jeffrey I. Beason	Vice President and Controller	Vice President and Controller

Khalid A. Muslih	Senior Vice President, Corporate Development	Senior Vice President, Corporate Development and Strategic Planning

Services Company employs almost all of the employees who provide services to us and our operating subsidiaries, including our named executive officers. Pursuant to a services agreement, our operating subsidiaries reimburse Services Company for the cost of the employee services provided by Services Company.

Executive Summary

This CD&A is designed to provide insight into the compensation philosophy, practices, plans and decisions that resulted in the compensation paid to our named executive officers in 2011. In summary:

•	We increased the base salaries of our named executive officers by approximately three to four percent in 2011.

•	We paid discretionary bonuses to our named executive officers in recognition of their individual contributions to the Partnership in 2011.

•

We granted to our named executive officers performance unit awards and phantom unit awards under the Buckeye Partners 2009 Long-Term Incentive Plan (“LTIP”). The performance unit awards are earned over a three-year performance period based on the achievement of a pre-established distributable cash flow per LP Unit financial goal, and the phantom units are subject to cliff vesting after three years.

•

Our named executive officers were eligible for cash awards under the Buckeye Partners, L.P. Annual Incentive Compensation Plan (“AIC Plan”), the payment of which was based on the achievement of a pre-established Adjusted EBITDA financial performance target. In February 2012, we determined that the Adjusted EBITDA financial performance target had not been achieved, so we did not make payments to our named executive officers under the AIC Plan for 2011.

•	We determined that 50% of the LTIP performance unit awards granted in 2009 should vest due to partial achievement of the goals of such awards.

Our Compensation Philosophy

Our named executive officers are critical to the execution of our short- and long-term business strategies. Their institutional knowledge of our business and their contributions to our culture are crucial components of our success. Accordingly, we believe that the total compensation of our named executive officers should be competitive with the marketplace, and that retention of our named executive officers should be an important component of the compensation committee’s compensation decisions. We believe that compensation for our named executive officers should be composed of both cash and equity that becomes payable over the short and long term, and that a significant portion of the compensation should be contingent and incentive-based to emphasize our pay-for-performance philosophy.

In determining annual total compensation for our named executive officers, the compensation committee considers both financial and nonfinancial measures. The financial measures considered include Adjusted EBITDA, which is the primary way we measure our short-term performance (See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 38 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for a definition of, and a discussion on how our management uses, Adjusted EBITDA), and distributable cash flow per LP Unit, a key driver of long-term value for Buckeye unitholders. Nonfinancial measures considered by the compensation committee include maintaining our high standards for safety, reliability and environmentally responsible operations, the achievement of long-term strategic goals such as acquisitions and our ability to address and adapt to unforeseen circumstances. The compensation committee does not assign a particular weight to any one factor. Finally, our compensation committee believes that it must retain sufficient flexibility to exercise its judgment and discretion when evaluating the performance of Buckeye and our named executive officers relative to pre-determined financial and operational metrics in order to be able to properly address unanticipated events and situations.

The compensation program that our compensation committee designed to implement the principles above is composed of:

•	annual base salary;

•	annual incentive cash compensation pursuant to our AIC Plan;

•	long-term equity incentive awards issued pursuant to our LTIP, including phantom units and performance units; and

•

a deferral unit program, pursuant to which our named executive officers may elect to defer a portion of their AIC Plan or other bonus payments by receiving two times the value of their deferral in phantom units under the LTIP that are subject to vesting requirements.

We provide additional retirement benefits for our named executive officers comparable to those provided by other companies in our industry of similar size, maturity and market capitalization. See the discussion below following the Summary Compensation Table under the heading “Retirement and Other Benefits” for more information. Our compensation committee evaluates each element of compensation based on its contribution to the advancement of our philosophy. Decisions are made based on their overall effect on achieving the compensation committee’s goals, not on how they affect the other compensation elements.

Administration of Executive Compensation Programs and Methodology

Our compensation committee administers the compensation program for our executive officers, including our named executive officers. The compensation committee engaged Meridian as its independent compensation consultant for 2011, and Meridian provided analysis to the compensation committee with respect to the 2011 compensation of our executive officers. Meridian reported to the compensation committee directly and provided an independent benchmarking review of the compensation of executives at peer master limited partnerships (“MLPs”). The compensation committee uses peer group compensation data as a guide rather than a rule when establishing the compensation levels for our named executive officers. The compensation committee evaluated this information in an effort to determine whether the compensation for each of our named executive officers was competitive. This benchmarking review included comparative analyses of market compensation levels for the following:

•	base salary;

•	annual incentive targets (as a percentage of base salary);

•	target total cash compensation;

•	long-term incentives; and

•	target total compensation.

In conducting the benchmarking review of these components of pay against peer MLPs, Meridian used the following nine pipeline/midstream publicly traded partnerships, as approved by the compensation committee: Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Enterprise Products Partners L.P., Global Partners LP, Magellan Midstream Partners, L.P., NuStar Energy, L.P., Plains All American Pipeline, L.P., Sunoco Logistics Partners L.P. and Targa Resources Partners LP. The peer group was developed to include companies with whom we compete directly within the refined products pipeline and storage businesses, other companies with operations in various segments of the pipeline/midstream industry, and who we believe to be our competitors in the market for executive and commercial talent. In addition to the peer group data provided by Meridian, the compensation committee takes into account other factors as it deems appropriate in setting compensation, including compensation data derived from a broad industry group consisting of both MLP and corporate entities located in the same geographic regions as Buckeye’s principal corporate operations.

Process and Timing of Compensation Decisions

The compensation committee reviews and approves all compensation for our executive officers, including our named executive officers. Early in each calendar year, our board of directors approves financial objectives for Buckeye for the current year. Generally, the compensation committee meets in the first quarter to determine the overall compensation package for each named executive officer for that year, including setting base salary, considering the grant of LTIP awards and establishing AIC Plan targets, in each case for the current year. The compensation committee factors Buckeye’s financial goals as set by the board into its establishment of targets for incentive awards under the AIC Plan and performance unit awards under the LTIP.

Usually at the same meeting at which it sets goals for the current year, the compensation committee reviews the degree to which Buckeye and the named executive officers achieved the performance goals and the degree to which each named executive officer’s individual performance contributed to Buckeye’s objectives, in each case for the prior year. The compensation committee also considers factors it deems appropriate for discretionary adjustments to compensation based on the events of the previous year. Based on these evaluations, the compensation committee approves AIC Plan payouts for the prior calendar year and determines the degree to which performance goals were met at the end of a performance period for LTIP performance units.

As part of this process, our CEO provides a review of each other named executive officer’s performance for the prior year and makes recommendations to the compensation committee to assist it in determining the various components of compensation. For executive officers who report to someone other than the CEO, such reviews and recommendations are done jointly by the CEO and the officer to whom they report. Although the compensation committee considers this information, the ultimate decisions regarding executive compensation are made by the compensation committee in accordance with its charter.

The compensation committee may review executive compensation at such other times during the year as it deems appropriate, such as in connection with new appointments or promotions during the year, or in response to an advisory vote of our unitholders regarding our executive compensation. At our 2011 Annual Meeting, 96% of the votes cast in our “Say-on-Pay” proposal regarding executive compensation were cast in favor of our executive compensation. Our unitholders also approved our proposal to conduct a “Say-on-Pay” vote every three years. Following the meeting, our compensation committee considered these votes and determined that no changes to our executive compensation policies or practices were warranted in response to the votes.

Base Salaries

The base salaries for our named executive officers are reviewed annually by the compensation committee. For 2011, we generally sought to position base salaries for our named executive officers within a reasonable range of the 50th percentile of salaries for comparable executives included in the MLP peer group data. By structuring base salaries in this range, we are able to allocate more of our named executive officers’ compensation to incentive-based components to emphasize our pay-for-performance philosophy. However, in some cases we determined it was appropriate to establish a base salary at a rate outside this range due to differences in experience, as well as variations in responsibilities, competition in the marketplace, performance and ability. In establishing the base salary of each named executive officer, the compensation committee also takes into consideration the other aspects of such person’s compensation package, including both annual cash incentive awards and long-term equity incentive awards.

Based on the factors discussed above, the compensation committee determined that the base salaries of our named executive officers in 2011 should be slightly increased from their salaries in 2010. Mr. Wylie declined an increase to his base salary for 2011. The 2011 base salaries of our named executive officers are set forth below:

Name	2011 Base Salary	Percentage Increase
Forrest E. Wylie	$450,000	0%
Keith E. St.Clair	$350,000	4.5%
Clark C. Smith	$345,000	3.0%
Jeffrey I. Beason	$242,000	4.3%
Khalid A. Muslih	$245,000	4.3%

With the exception of Mr. St.Clair, all named executive officers’ base salaries were in a range competitive with the 50th percentile, or median, for comparable executive officers within our MLP peer group. Mr. St.Clair’s base salary was set at a level competitive with the 75th percentile due to his experience and the competitive nature of his position in the marketplace.

Annual Cash Incentive Compensation

We maintain the AIC Plan, which is an annual incentive program pursuant to which our full-time employees are eligible for cash awards based on our overall financial performance relative to pre-established target award levels and satisfactory individual performance. All of our named executive officers are eligible to receive cash incentive awards under the AIC Plan.

The objectives of the AIC Plan are:

•	to provide near-term incentives to achieve annual goals established for our employees that are considered important for organizational success; and

•	to reward performance with pay that varies in relation to the extent to which the pre-established performance goals are achieved.

AIC Plan payouts for our named executive officers are contingent on the achievement by Buckeye during the year of a pre-established financial performance goal. In the first quarter of each year, the compensation committee meets to determine the financial performance goal for that year. At this meeting, the committee also determines whether the financial performance goal for the previous year was achieved. If the performance goal for a year is achieved, the AIC Plan pool will be funded. The compensation committee then has the discretion to adjust (upward or downward) each named executive officer’s payout based on the compensation committee’s appraisal of such named executive officer’s individual performance, considering factors such as teamwork, leadership, individual accomplishments and initiative in the context of the business functions and role of each named executive officer.

The AIC Plan also provides discretion for the compensation committee to take into account extraordinary or unanticipated circumstances or events when determining whether a target performance goal has been achieved, including, but not limited to, increasing a pre-established financial performance goal to take into account acquisitions completed during the year.

In February 2011, the compensation committee established the 2011 AIC Plan target payouts for our named executive officers set forth below:

Name	Base Salary 2011	Incentive Award Target	Incentive Award Target as Percentage of Base Salary
Forrest E. Wylie	$450,000	$562,500	125%
Keith E. St.Clair	$350,000	$350,000	100%
Clark C. Smith	$345,000	$345,000	100%
Jeffrey I. Beason	$242,000	$121,000	50%
Khalid A. Muslih	$245,000	$245,000	100%

The compensation committee set the targets above to achieve competitive total cash compensation levels as determined by the peer benchmarking. The 2011 AIC Plan financial performance goal for our named executive officers was established as the achievement by the Partnership on a consolidated basis of Adjusted EBITDA (as adjusted for 2011 acquisitions) of $549.8 million.

At its meeting on February 8, 2012, the compensation committee determined that the Adjusted EBITDA financial performance target for 2011 had not been achieved, and that the AIC Plan by its terms would not permit payouts to our named executive officers. As described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, several unforeseen events contributed to our failure to achieve the Adjusted EBITDA target, including depressed natural gas prices, substantially compressed seasonal price spreads and low price volatility in the natural gas market and the impact of event driven basis moves in the Northeast and basis weakness in the Midwestern United States on our refined products marketing business.

Discretionary Bonus Payments

At the February 8, 2012 compensation committee meeting, the compensation committee determined that, despite the unforeseen events described above and their resulting effect on Adjusted EBITDA, each of our named executive officers had made exceptional contributions to our business in 2011. These contributions included approximately $2 billion in acquisitions during 2011, highlighted by the acquisitions of BORCO and of pipeline and terminal assets from BP North America, Inc., as well as the strong performance in 2011 of Buckeye’s core domestic pipeline and terminal assets. The compensation committee determined that it would be appropriate to reward the named executive officers’ individual efforts and therefore approved the payment to our named executive officers of the discretionary bonuses set forth below in recognition of their 2011 contributions. The amounts of these bonuses were significantly below the 2011 AIC Plan target payouts. Although the compensation committee indicated its intention to consider awarding Mr. Wylie a discretionary bonus generally consistent with those paid to the other named executive officers, Mr. Wylie asked not to be considered for a bonus, and the compensation committee acceded to his wishes.

Name	Discretionary Bonus
Forrest E. Wylie	$0
Keith E. St.Clair	$200,000
Clark C. Smith	$200,000
Jeffrey I. Beason	$100,000
Khalid A. Muslih	$170,000

Long-Term Incentive Awards

LTIP

We provide unit-based, long-term incentive compensation for certain employees, including our named executive officers, under our LTIP. The LTIP provides for equity awards in the form of phantom units and performance units, either of which may be accompanied by distribution equivalent rights (“DERs”). DERs provide the participant with a right to receive a cash payment per phantom unit or performance unit equal to distributions per LP Unit paid by us. When phantom units are accompanied by DERs, such DERs normally are paid at the time we pay such distribution on LP Units. DERs on performance units will not be paid until such performance units have vested. Our phantom units generally vest after three years of service from the date of grant and entitle a participant to receive an LP Unit upon vesting. Performance units are notional LP Units whose vesting is subject to the attainment of one or more performance goals during a performance period, and which entitle a participant to receive LP Units upon vesting. Performance units generally vest over a three-year performance period and are paid out based on a performance multiplier ranging between 0% and 200%, determined based on the actual performance compared to a pre-established performance goal, which is distributable cash flow per LP Unit. The compensation committee selected distributable cash flow per LP Unit because it is a key driver of long-term value for Buckeye unitholders. The performance goals for outstanding performance unit grants as of December 31, 2011 are as set forth below:

Year of Grant	Performance Measure	Performance Period	Performance Goal and Payout Multiplier
			Threshold	Stretch
2009 (1)	Distributable Cash Flow Per LP Unit	1/1/2009- 12/31/2011	$4.00 50% Payout	$4.31 200% Payout
2010 (1)	Distributable Cash Flow Per LP Unit	1/1/2010- 12/31/2012	$4.10 50% Payout	$4.51 200% Payout
2011	Distributable Cash Flow Per LP Unit	1/1/2011- 12/31/2013	$4.12 50% Payout	$4.62 200% Payout

(1)	As a result of the Merger, approximately 20.0 million LP Units were issued, which resulted in dilution to unitholders and a significant adverse change to the calculation of distributable cash flow per LP Unit. Pursuant to administrative authority under the LTIP, the compensation committee determined that the distributable cash flow per LP Unit performance goals for performance units granted in both 2009 and 2010 should be proportionately adjusted downward to compensate for the effect of the LP Unit issuances in the Merger and to place each participant in substantially the same situation after the adjustment as such participant was in prior to the Merger. The performance goal and payout multipliers represent the post-adjustment distributable cash flow per LP Unit performance goals for the 2009 and 2010 performance unit grants.

The distributable cash flow per LP Unit for the last year of the respective performance period is used to measure whether the performance goal is achieved. There is generally no payout for performance below the threshold performance goal level. The payout multiplier for performance equal or greater than threshold is determined on a linear scale, such that actual performance results falling between the threshold and stretch performance goals will result in payouts that are derived from ratable payout multipliers falling between the threshold payout multiplier (50%) and stretch payout multiplier (200%), with a target payout multiplier of 100%. For example, achievement of distributable cash flow per LP Unit exactly halfway between the threshold and stretch levels will result in a payout multiplier of 125%.

In connection with our acquisition of BORCO in the first quarter of 2011, we issued Class B Units. The Class B Units share equally with our LP Units with respect to the payment of distributions, except that we have the option of paying distributions on the Class B Units with cash or by issuing additional Class B Units valued at the volume-weighted average price of the LP Units for the 10 trading days immediately preceding the date the distributions are declared, less a discount of 15%. Since issuance, we have paid distributions on the Class B Units by issuing additional Class B Units. The Class B Units will convert into LP Units on a one-for-one basis on the earlier of (a) the date on which at least 4.0 million barrels (“MMBbls”) of incremental storage capacity are placed in service by BORCO or (b) the third anniversary of the issuance of the Class B Units. As of April 19, 2012, there were 7,445,999 Class B Units outstanding.

Pursuant to its administrative authority under the LTIP, the compensation committee considered, with the assistance of the audit committee and the input of management, whether, and to what degree, the Class B Units should be factored into the determination of the level of achievement of distributable cash flow per LP Unit for the performance units granted in 2010 and 2011. The compensation committee determined that the Class B Units, for which we are not required to make cash distributions, should be recognized in the calculation as if they had converted incrementally based on the scheduled placement in service of, and commencement of generation of cash flows from, the new storage capacity by BORCO. The incremental storage resulting from these projects is expected to be completed in phases, with the first incremental capacity expected to be placed in service in the second half of 2012. Because no incremental storage capacity was scheduled to be placed in service by BORCO during the performance period (2009-2011) for the performance units granted in 2009, no Class B Units were included as LP Units in the calculation as to whether the performance goal for the 2009 performance unit grants had been achieved.

In making 2011 LTIP grants to our named executive officers the compensation committee considered:

•	peer group benchmarking data specific to each named executive officer;

•	each named executive officer’s contribution to our long-term growth;

•	retention of each named executive officer; and

•	other considerations that the compensation committee deemed relevant with respect to a named executive officer, including the accomplishment of the individual’s assigned objectives.

Based on these factors, the compensation committee approved the following grants of performance units and phantom units to our named executive officers on February 9, 2011:

Name	Performance Units			Phantom Units
	Threshold	Target	Maximum
Forrest E. Wylie	6,963	13,925	27,850	6,859
Keith E. St. Clair	4,255	8,510	17,020	4,192
Clark C. Smith	4,642	9,284	18,568	4,572
Jeffrey I. Beason	3,095	6,189	12,378	3,049
Khalid A. Muslih	1,032	2,064	4,128	1,016

At its February 8, 2012 meeting, the compensation committee, as administrator of the LTIP, considered to what extent the performance criteria for the 2009 performance units discussed above had been satisfied. In making its determination, the compensation committee excluded certain one-time transaction costs and expenses incurred in 2011, including but not limited to expenses related to the acquisition of BORCO and the acquisition of pipelines and terminals from BP, from the calculation of 2011 distributable cash flow per LP Unit. The compensation committee determined that the 2011 distributable cash flow per LP Unit was $3.96, and decided to vest the 2009 performance units at the threshold (50% of target) level.

The $4.00 threshold performance goal for the 2009 performance units was established prior to the collapse in the natural gas storage markets experienced in 2010 and 2011, which had a substantial negative impact on the performance of the natural gas storage industry as a whole and resulted in the dramatic underperformance of our Natural Gas Storage segment during the performance period. This underperformance more than accounted for the $0.04 shortfall in our distributable cash flow per LP Unit. The compensation committee took into consideration that, despite these difficulties in the natural gas storage market, we performed well during the performance period for the 2009 performance units and the goals of the performance unit awards—incentivizing our employees to grow and improve the performance of our business, increasing the distributions to our unitholders, and increasing the value of our LP Units—had all been achieved. In light of the foregoing, the committee thought it was important that 2009 performance award recipients be rewarded despite the underperformance of the Natural Gas Storage segment, which represents a relative small portion of Buckeye’s business and was the result of circumstances that were outside of the control of Buckeye. As a result, the committee elected to vest the 2009 performance unit awards at the threshold level.

For a more detailed description of the LTIP, including the circumstances under which the vesting of phantom units and performance units may be accelerated, please see the narrative discussion below entitled “Long-Term Incentive Plan” following the 2011 Grants of Plan-Based Awards Table.

Override Units

BGH GP Holdings, LLC (“BGH GP”), which is primarily owned by ArcLight Capital Partners, LLC (“ArcLight”), Kelso & Company (“Kelso”) and their affiliates, formerly controlled us through the indirect ownership of our general partner. BGH GP granted certain limited liability company interests, called override units, to certain named executive officers and other members of our management in 2007 and 2009, and to Mr. Wylie in 2011. The board of directors of BGH GP, not our compensation committee, determined the number of override units awarded to our named executive officers and other members of management and the vesting schedules of those override units. The override units were not awarded by us and they do not constitute a cash expense to us, but we have recorded non-cash compensation expense related to the override units. Our compensation committee did not take such awards into consideration when setting named executive officer compensation due to the non-recurring nature of the distribution and the compensation committee’s desire to maintain consistency within the compensation programs it administers. A description of the override units granted to our named executive officers and their vesting schedules is contained in the narrative discussion entitled “BGH GP Holdings, LLC Override Units” following the 2011 Grants of Plan-Based Awards Table below.

Non-Qualified Deferred Compensation

Deferral Plan

We maintain the Buckeye Partners, L.P. Unit Deferral and Incentive Plan (the “UDIP”). All of our named executive officers are eligible to participate in the UDIP. The UDIP provides eligible employees, including our named executive officers, the opportunity to defer up to 50% of any cash award they would otherwise receive under the AIC Plan or other discretionary bonus program. Participants who elect to defer a portion of their cash awards are credited with deferral units equal in value to the amount of the cash award the participant elected to defer. Under the UDIP, participants are also credited with one matching unit for each deferral unit they receive. Both deferral units and matching units are phantom units governed by the LTIP, and are subject to the service-based vesting restrictions for phantom units contained in the LTIP. Participants are also entitled to DERs on each unit they receive pursuant to the Deferral Plan. Deferral units and matching units are settled in LP Units reserved under the LTIP. We maintain the UDIP for our named executive officers because it converts what would otherwise be short-term, cash compensation into a long-term retention tool for our named executive officers.

In December 2011, each of Messrs. Smith and Muslih elected to defer 50% of all cash awards to be received by them under the AIC Plan and pursuant to discretionary bonuses. The value of the cash incentive awards that were deferred under the UDIP are reported in our Summary Compensation Table below because they were earned by each named executive officer in 2011. The matching units that will be credited to our named executive officers in 2012 as a result of the deferral are not reported in the 2011 Grants of Plan-Based Awards Table below because SEC guidance requires us to report equity grants in the year in which they are granted. As a result, such matching units will appear in the 2012 Grant of Plan-Based Awards Table.

A more detailed description of the UDIP, including a description of the acceleration of vesting of deferral and matching units, is contained in the narrative discussion entitled “Unit Deferral and Incentive Plan” following the 2011 Grants of Plan-Based Awards Table.

Benefit Equalization Plan

All of our named executive officers received non-qualified deferred compensation in 2011 in the form of contributions by us to their Benefit Equalization Plan accounts. The Benefit Equalization Plan is a non-qualified deferred compensation plan. It provides that any employee whose company contributions to qualified pension and savings plans have been limited due to IRS limits on compensation allowable for calculating benefits under qualified plans will receive an equivalent benefit under the Benefit Equalization Plan for company-contributed amounts they would have received if there were no IRS limits. A more detailed description of the Benefit Equalization Plan is contained in the narrative discussion below following the “2011 Nonqualified Deferred Compensation Table.”

Other Benefits

Named executive officers are generally eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and supplemental insurance and our retirement and savings plan, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our named executive officers. See the discussion below following the Summary Compensation Table under the heading “Retirement and Other Benefits” for more information.

Employment, Severance and Change in Control Arrangements

None of our named executive officers have employment agreements. However, we have historically provided our named executive officers with severance and change in control arrangements that provide for severance payments upon termination of employment with or without a change in control. Prior to 2012, the Partnership and Services Company were parties to Severance Agreements with Messrs. Smith and St.Clair that were negotiated in connection with their hiring and that contained customary severance provisions that would have been triggered upon the termination of employment, including following a change in control. Prior to 2012, Messrs. Wylie and Muslih each would have been entitled to severance under the Severance Pay Plan for Employees of Services Company if their employment had been terminated.

At the January 13, 2012 meetings of the Board and the compensation committee, Mr. Wylie announced to the Board his intention to resign as Chief Executive Officer of Buckeye GP. The Board subsequently elected Mr. Smith as Chief Executive Officer and President, effective upon Mr. Wylie’s resignation, and approved a restructuring of the management of Buckeye GP, which included the appointments of Robert A. Malecky, Jeremiah J. Ashcroft III and Mary F. Morgan as business unit Presidents of the Partnership. As it had with Messrs. Smith and St.Clair, Services Company negotiated a Severance Agreement with Ms. Morgan in connection with her hiring, and amended and restated the Severance Agreements of Messrs. Smith and St.Clair in order to make all of the agreements consistent. The compensation committee also decided that it was not in the Partnership’s best interests to treat similarly situated executives officers differently based solely on their hire date, and as a result entered into a similar Severance Agreement with Mr. Muslih. Officers who are parties to Severance Agreements do not participate in the Severance Pay Plan for Employees of Services Company. Mr. Beason remains entitled to severance under the Severance Pay Plan for Employees of Services Company.

The compensation committee approved these severance arrangements because the compensation committee believes that these benefits are appropriate for the caliber of executives that we have and for the size of our company. In addition, the compensation committee desired to alleviate the financial hardships which may be experienced by the executives if their employment is terminated under specified circumstances and to reinforce and encourage the continued attention and dedication of those executives to their assigned duties, notwithstanding the potential impact a change in control transaction could have on their respective careers or positions. For more details regarding the terms of the severance and change in control arrangements, see “Payments upon Termination or Change in Control” below.

Compensation Committee Report

In light of the foregoing, as required by Item 407(e)(5) of Regulation S-K, our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to the board of directors of our general partner that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF

BUCKEYE GP LLC

Oliver G. Richard, III, Chair

Joseph A. LaSala, Jr.

Mark C. McKinley

Executive Compensation

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Unit Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Forrest E. Wylie	2011	450,000	—	3,611,722	—	233,765	4,295,487
Non-Executive Chairman	2010	436,538	—	9,884,213	450,000	165,186	10,935,937
and Former Chief Executive Officer (1)	2009	400,000	100,000	558,525	400,000	53,819	1,512,344

Keith E. St.Clair	2011	345,963	200,000	917,200	—	140,645	1,603,808
Executive Vice President	2010	332,308	—	2,225,103	368,500	112,105	3,038,016
and Chief Financial Officer	2009	325,000	101,600	1,203,850	325,000	178,646	2,134,096

Clark C. Smith	2011	342,309	200,000	1,050,770	—	163,572	1,756,651
Chief Executive Officer,	2010	332,308	—	2,616,664	301,500	123,383	3,373,855
President and Former Chief Operating Officer (1)	2009	280,000	175,200	1,229,235	325,000	73,857	2,083,292

Jeffrey I. Beason Vice President and Controller	2011	239,307	100,000	600,054	—	65,691	1,005,052

Khalid A. Muslih	2011	242,309	170,000	450,104	—	180,118	1,042,531
Senior Vice President,	2010	232,308	—	2,251,254	500,000	73,272	3,056,834
Corporate Development and Strategic Planning	2009	223,261	225,000	152,315	112,500	45,766	758,842

(1)	Effective February 10, 2012, Mr. Wylie resigned as Chief Executive Officer of Buckeye and Mr. Smith was appointed to succeed him.
(2)	Represents discretionary bonuses paid on account of 2011 performance. Messrs. Smith and Muslih deferred $100,000 and $85,000, respectively, of their 2011 discretionary bonuses pursuant to the Deferral Plan, and in February 2012 received phantom units, including both deferral units and matching units, issued under the LTIP as a result of the deferral. Mr. Muslih deferred $56,250 of his 2009 discretionary bonus pursuant to the Deferral Plan, and in February 2010 received phantom units, including both matching and deferral units, issued under the LTIP as a result of the deferral. The matching units received in connection with the 2011 discretionary bonus deferrals will appear in the “Grants of Plan-Based Awards Table” that will be included in our 2012 Annual Meeting Proxy Statement.
(3)

Amounts reflect the (i) the grant date fair value (computed in accordance with FASB ASC Topic 718) of phantom unit awards and performance unit awards under the LTIP in 2011, 2010 and 2009, (ii) the grant date fair value (computed in accordance with FASB ASC Topic 718) of matching units issued in 2011 and 2010 under the LTIP as a result of a deferral of AIC Plan awards for 2010 and of discretionary bonuses and AIC Plan awards for 2009 pursuant to the Deferral Plan, (iii) the grant date fair value (computed in accordance with FASB ASC Topic 718) of the override units granted by BGH GP in 2009 and 2011, and (iv) the incremental fair value of BGH GP’s exchange of LP Units for the named executive officer’s outstanding Value A and Operating override units (computed in accordance with FASB ASC Topic 718) in 2010. For a discussion of the valuations of the performance units and phantom units, please see the discussion in Note 18 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. With respect to the LP Units that were distributed in exchange for the Operating override units, the valuation of the benefit the named executive officer received in exchange was equal to the incremental fair value of the LP Units received over the calculated fair value of the Operating override units immediately prior to the exchange. With respect to the LP Units that were distributed in exchange for the Value A override units, the valuation of the LP units received in the exchange was measured as the fair value of the LP Units at the time of the exchange. See the narrative discussion below titled “BGH GP Holdings, LLC Override Units” for a discussion of the override units granted between 2009 and 2011 and the assumptions used in the valuation of the fair value of such override units.

The table below details the unit awards set forth above:

Name	Year	Performance Unit Award Value ($)	Phantom Unit Award Value ($)	Matching Unit Award Value ($)	Override Unit Values ($)	LP Units Received in Exchange for Override Value A and Operating Units ($)	Total ($)
Forrest E. Wylie	2011	904,498	445,526	225,026	2,036,672	—	3,611,722
	2010	1,323,379	661,718	249,989	—	7,649,127	9,884,213
	2009	372,350	186,175	—	—	—	558,525

Keith E. St.Clair	2011	552,767	272,291	92,142	—	—	917,200
	2010	562,454	281,199	106,616	—	1,274,834	2,225,103
	2009	287,718	143,840	—	772,292	—	1,203,850

Clark C. Smith	2011	603,042	296,974	150,754	—	—	1,050,770
	2010	727,856	363,928	250,046	—	1,274,834	2,616,664
	2009	304,629	152,314	—	772,292	—	1,229,235

Jeffrey I. Beason	2011	402,006	198,048	—	—	—	600,054

Khalid A. Muslih	2011	134,067	65,994	250,043	—	—	450,104
	2010	198,526	99,207	168,714	—	1,784,807	2,251,254
	2009	101,543	50,772	—	—	—	152,315

The vesting of the performance units is subject to the attainment of a pre-established distributable cash flow per LP Unit performance goal during the third year of a three fiscal year period. The grant date fair value of the performance awards reflected in the Summary Compensation Table is based on a target payout of such awards, using the average of the high and low trading prices for our LP Units on the date of grant ($64.955 for 2011 grants, $55.86 for 2010 grants and $39.055 for 2009 grants). If there is a maximum payout under the 2011 performance unit awards, the values of Messrs. Wylie, St.Clair, Smith, Beason and Muslih’s 2011 performance unit awards would be $1,808,997, $1,105,534, $1,206,084, $804,013, and $268,134. If there is maximum payout under the 2010 performance unit awards, the values of Messrs. Wylie, St.Clair, Smith, and Muslih’s 2010 performance unit awards would be $2,646,759, $1,124,909, $1,455,712 and $397,053, respectively. The 2009 performance unit awards were paid out at the threshold payout level (50% of the target award).
(4)

Represents annual incentive awards paid under the AIC Plan. Messrs. Wylie, St.Clair, Smith, and Muslih deferred $225,000, $92,125, $150,750 and $250,000, respectively, of their 2010 AIC Plan awards pursuant to the Deferral Plan and received phantom units, including both deferral units and matching units, issued under the LTIP as a result of the deferral. Messrs. Wylie, St.Clair, Smith, and Muslih deferred $250,000, $106,650, $250,100 and $112,500, respectively, of their 2009 AIC Plan awards pursuant to the Deferral Plan and received phantom units, including both deferral units and matching units, issued under the LTIP as a result of the deferral.

(5)	For each named executive officer, the amounts in the column labeled “All Other Compensation” consist of:

Named Executive Officer	Fiscal Year	Savings Plan Contributions ($) (a)	Distribution Equivalents ($) (b)	Benefit Equalization Plan ($) (c)	Relocation ($)	Vacation Waiver ($) (d)	Other ($) (e)	Total All Other Compensation
Forrest E. Wylie	2011	24,500	157,611	43,000	—	8,654	—	233,765
	2010	24,500	88,839	44,155	—	7,692	—	165,186
	2009	24,500	13,050	16,269	—	—	—	53,819

Keith E. St.Clair	2011	24,500	78,411	37,734	—	—	—	140,645
	2010	24,500	44,130	40,729	2,746	—	—	112,105
	2009	24,500	10,082	15,825	128,239	—	—	178,646

Clark C. Smith	2011	24,500	114,266	24,806	—	—	—	163,572
	2010	24,500	65,137	33,746	—	—	—	123,383
	2009	22,188	10,676	—	32,243	—	8,750	73,857

Jeffrey I. Beason	2011	24,500	24,653	16,431	—	—	107	65,691

Khalid A. Muslih	2011	24,500	126,368	24,731		4,519	—	180,118
	2010	24,500	28,836	15,609	—	4,327	—	73,272
	2009	24,500	3,559	13,699	—	4,008	—	45,766

(a)	Amounts represent a 5% company contribution to the Retirement and Savings Plan (the “Services Company Retirement and Savings Plan”) for each of the named executive officers on wages of up to $245,000 for 2011, 2010 and 2009. Messrs. Wylie, St.Clair, Smith, Beason and Muslih also receive a dollar-for-dollar matching contribution on their contributions to the retirement and savings plan up to 5% of their pay.
(b)	Amounts represent the distribution equivalents paid during 2011, 2010 or 2009, as applicable, on unvested phantom unit awards granted under the LTIP and held by the named executive officer. Pursuant to the LTIP, distribution equivalents for any period are determined by multiplying the number of outstanding unvested phantom units by the per LP Unit cash distribution paid by us on our LP Units for such period. For Mr. Muslih, amount also includes $55,125 in payment of distribution equivalents under the Option Plan in 2011. Pursuant to the Option Plan, distribution equivalents were calculated by multiplying (i) the number of our LP Units subject to such options that have not vested by (ii) 100% of our aggregate per LP Unit regular quarterly distribution during the three year option vesting period.
(c)	Amounts represent contributions to the named executive officer’s account under the Benefit Equalization Plan. A description of the plan and the amounts of contributions credited to each named executive officer’s account in 2011 are set forth in the “2011 Nonqualified Deferred Compensation Table” and the accompanying narrative discussion below.
(d)	Represents amounts paid in exchange for forfeited vacation time pursuant to Buckeye’s vacation policy.
(e)	Includes, for Mr. Beason, $107 received in exchange for forfeited health benefits and, for Mr. Smith, $8,750 in fees paid in 2009 for his service as a non-employee director of Buckeye GP prior to his resignation from the board of directors of Buckeye GP on February 17, 2009. Mr. Smith rejoined the board of directors of Buckeye GP on February 10, 2012 but receives no additional compensation for his services as a director.

2011 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Options Awards ($)
		Target ($)	Threshold (#)	Target (#)	Maximum (#)
Forrest E. Wylie		562,500
	February 9, 2011		6,963	13,925	27,850			904,498	(3)
	February 9, 2011					6,859	(4)	445,526	(5)
	February 18, 2011					3,463	(6)	225,026	(7)
	January 27, 2011					1,000,001	(8)	2,036,672	(8)
Keith E. St.Clair		350,000
	February 9, 2011		4,255	8,510	17,020			552,767	(3)
	February 9, 2011					4,192	(4)	272,291	(5)
	February 18, 2011					1,418	(6)	92,142	(7)
Clark C. Smith		345,000
	February 9, 2011		4,642	9,284	18,568			603,042	(3)
	February 9, 2011					4,572	(4)	296,974	(5)
	February 18, 2011					2,320	(6)	150,754	(7)
Jeffrey I. Beason		121,000
	February 9, 2011		3,095	6,189	12,378			402,006	(3)
	February 9, 2011					3,049	(4)	198,048	(5)
Khalid A. Muslih		245,000
	February 9, 2011		1,032	2,064	4,128			134,067	(3)
	February 9, 2011					1,016	(4)	65,994	(5)
	February 18, 2011					3,848	(6)	250,043	(7)

(1)	Represents annual incentive awards granted pursuant to the AIC Plan, with payment contingent on Buckeye’s achievement of a pre-established financial performance goal and each named executive officer’s individual performance. In 2011, no awards were paid to the named executive officers under the AIC Plan because the financial performance goal was not achieved.
(2)	Represents grants of performance units under the LTIP. See “Long-Term Incentive Plan” below. The vesting of the performance units are subject to the attainment of a pre-established distributable cash flow per LP Unit performance goal during the third year of a three fiscal year period, which for 2011 awards, means the three year period ending December 31, 2013. The grant date fair value of the performance units awards reflected in the table is based on a target payout of such awards.
(3)	The grant date fair value of these awards is based on a target payout of such awards (computed in accordance with FASB ASC Topic 718), using the average of the high and low trading prices for our LP Units on the date of grant ($64.955). If there is maximum payout under the 2011 performance unit awards, the values of Messrs. Wylie, St.Clair, Smith, Beason and Muslih’s 2011 performance unit awards would be $1,808,997, $1,105,534, $1,206,084, $804,013 and $268,134, respectively.
(4)	Represents grants of phantom units under the LTIP. See “Long-Term Incentive Plan” below.
(5)	The grant date fair value of these awards is computed in accordance with FASB ASC Topic 718 using the average of the high and low trading prices for our LP Units on the date of grant ($64.955).
(6)	Represents the grant of matching phantom units issued under the LTIP as a result of 2010 AIC Plan awards pursuant to the Deferral Plan. The matching units were issued as a result of deferrals by Messrs. Wylie, St.Clair, Smith, and Muslih of $225,000, $92,125, $150,750, and $250,000, respectively, of their 2010 AIC Plan awards.
(7)	The grant date fair value of these awards is computed in accordance with FASB ASC Topic 718 using the average of the high and low trading prices for our LP Units on the date of grant ($64.98).
(8)	Represents override units granted by BGH GP. See “BGH GP Holdings, LLC Override Units” below.

Long-Term Incentive Plan

The LTIP, which is administered by the compensation committee, provides for the grant of phantom units, performance units and in certain cases, DERs which provide the participant a right to receive payments based on distributions we make on our LP Units. Phantom units are notional LP Units whose vesting is subject to service-based restrictions or other conditions, and performance units are notional LP Units whose vesting is subject to the attainment of one or more performance goals. DERs are rights to receive a cash payment per phantom unit or performance unit, as applicable, equal to the per unit cash distribution we pay on our LP Units. DERs are paid on phantom units at the time we pay such distribution on LP Units. DERs on performance units will not be paid until such performance units have vested.

A participant’s phantom units and performance units are subject to “double-trigger” vesting as a result of a change of a control. In the event we experience a change of control while a participant is employed by, or providing services to us, Buckeye GP, or any affiliate, a participant’s phantom units (and any unpaid DERs) and performance units (and any associated DERs) will only vest if either (i) the participant is terminated without cause during the eighteen-calendar-month period following a change of control or (ii) the participant resigns for good reason during or shortly after such period. If such vesting occurs, a participant’s phantom units (and any unpaid DERs) will be paid within the 30-day period following the termination of employment and a participant’s performance units (and any associated DERs) will be paid based on a payout performance multiplier of 100% within the 30-day period following the termination of employment.

On August 3, 2011, the compensation committee amended and restated the LTIP to modify the definition of change of control to take into account changes in ownership and structure that occurred following the Merger. Specifically, the amended LTIP eliminates changes in the ownership of BGH GP and its general partner, MainLine Management LLC, from the definition of change of control because Buckeye GP has become a subsidiary of the Partnership. The revised definition also eliminates exceptions to a change of control based on changes in the ownership and control of the Partnership by ArcLight or Kelso, as neither party currently owns a significant portion of the Partnership’s LP Units. As amended, a “change of control” generally means:

•	the sale or disposal by the Partnership of all or substantially all of its assets; or

•

the merger or consolidation of the Partnership with or into another partnership, corporation or other entity, other than a merger or consolidation in which the unitholders immediately prior to such transaction retain at least a 50% equity interest in the surviving entity; or

•	Buckeye GP ceases to be the sole general partner of the Partnership; or

•	the Partnership ceases to own and control, directly or indirectly, 100% of the outstanding equity interests of Buckeye GP; or

•

if any person or “group” (within the meaning of the Exchange Act) collectively shall beneficially own and control, directly or indirectly, a number of LP Units that would entitle such person or group to vote LP Units representing, in the aggregate, more than 50% of the total number of outstanding LP Units outstanding.

The completion of the Merger represented a change of control.

“Cause” generally means a finding by the compensation committee that the participant:

•	has materially breached his or her employment, severance or service contract with us;

•	has engaged in disloyalty to us, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty;

•	has disclosed trade secrets or our confidential information to persons not entitled to receive such information; or

•	has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between us and the participant.

“Good Reason” generally means the occurrence, without the participant’s express written consent, of any of the following events during the eighteen-calendar-month period following a change of control, or the change of control period:

•	a substantial adverse change in the participant’s duties or responsibilities from those in effect on the date immediately preceding the first day of the change of control period;

•	a material reduction in the participant’s annual rate of base salary or annual bonus opportunity as in effect immediately prior to commencement of a change of control period; or

•

requiring the participant to be based at a location more than 100 miles from the participant’s primary work location as it existed on the date immediately preceding the first day of the change of control period, except for required travel substantially consistent with the participant’s present business obligations.

The number of LP Units that may be granted under the LTIP may not exceed 1,500,000, subject to certain adjustments. The number of LP Units that may be granted to any one individual in a calendar year may not exceed 100,000. If awards are forfeited, terminated or otherwise not paid in full, the LP Units underlying such awards will again be available for purposes of the LTIP. Persons eligible to receive grants under the LTIP are (i) officers and employees of us, Buckeye GP and any of our affiliates and (ii) independent members of the board of directors of Buckeye GP or of MainLine Management. Phantom units or performance units may be granted to participants at any time as determined by the compensation committee.

The fair values of both the performance unit and phantom unit grants are based on the average of the high and low market prices of our LP Units on the date of grant computed in accordance with FASB ASC Topic 718. Compensation expense equal to the fair value of those performance unit and phantom unit awards that actually vest is estimated and recorded over the period the grants are earned, which is the vesting period. Compensation expense estimates are updated periodically. The vesting of the performance unit awards is also contingent upon the attainment of predetermined performance goals, which, depending on the level of attainment, could increase or decrease the value of the awards at settlement. Quarterly distributions paid on DERs associated with phantom units are recorded as a reduction of our Limited Partners’ Capital on our consolidated balance sheets.

Unit Deferral and Incentive Plan

The Deferral Plan provides eligible employees the opportunity to defer up to 50% of any cash award they would otherwise receive under the AIC Plan or other discretionary bonus program. Participants who elect to defer a portion of their bonus are credited with deferral units equal in value to the amount of their cash award deferral. Participants are also credited with a matching unit for each deferral unit they are granted. Both deferral units and matching units are phantom units based on LP Units and subject to service-based vesting restrictions. Participants are entitled to DERs on each unit they receive pursuant to the Deferral Plan, which provide named executive officers with the right to receive payments based on distributions we make on LP Units. Deferral units and matching units are settled in LP Units reserved under the LTIP.

Persons eligible to participate in the Deferral Plan are regular full-time salaried employees who have a base salary equal to or in excess of $150,000 (or such other amount as determined by the compensation committee) and who have been selected by the compensation committee to participate in the Deferral Plan. The number of deferral units and matching units that may be granted under the Deferral Plan is limited by the number of LP Units that may be granted under the LTIP, subject to certain adjustments.

Deferral elections under the Deferral Plan must be made no later than December 31st of the plan year prior to the date the applicable bonus would otherwise be paid. Once a deferral election is made for a plan year, it becomes irrevocable and cannot be cancelled or changed for that plan year. A participant becomes 100% vested in deferral units and matching units credited to his or her unit account during a plan year on the first day of the plan year that is three years after the plan year that the deferral units and matching units are credited to his or her unit account, provided that the participant is continuously employed by, or continuously provides services to us through that date. For example, deferral units and matching units that are credited to a participant’s unit account in 2012 will vest on January 1, 2015. If a participant’s employment is terminated by us without cause, unvested deferral units will immediately vest in full and unvested matching units will vest on a prorated basis, based on the portion of the vesting period during which the participant was employed by us. For purposes of determining the number of matching units that become vested on a prorated basis, the vesting period commences on January 1st of the plan year in which we would otherwise have paid the annual cash award to the participant but for the participant’s deferral election and ends three years later.

A participant’s unvested deferral units and matching units are subject to “double-trigger” vesting as a result of a change of a control. In the event a change of control occurs while the participant is employed by, or providing services to us, Buckeye GP or any affiliate, the participant’s unvested deferral units and matching units will only vest in full if, during the eighteen-calendar-month period following a change of control, (i) the participant is terminated without cause, or (ii) the participant resigns for good reason. For purposes of the Deferral Plan, change of control, cause and good reason have the same meanings as set forth in the LTIP description above.

Option Plan

Our Option Plan historically provided for the grant of options to acquire our LP Units to certain of our and our affiliates’ officers and key employees. Recent changes in tax laws, including the regulations adopted under Internal Revenue Code Section 409A, have limited the effectiveness of the Option Plan and, as a result, we do not intend to make further grants under the Option Plan although existing grants under the plan will be unaffected and will remain subject to the terms of the plan. The Option Plan has historically been administered by the board of directors of Buckeye GP, but may be administered by our compensation committee in the future. No awards were granted under the Option Plan in 2011.

BGH GP Holdings, LLC Override Units

BGH GP granted limited liability company interests in BGH GP, called override units, to Messrs. St.Clair and Smith on July 27, 2009 and to Mr. Wylie on January 27, 2011. The override units were not awarded by our compensation committee, they are not paid by us, and they do not constitute a cash expense to us, but we record non-cash expense charges related to the override units. There are three types of override units: Value B units, Value N-1 units and Value N-2 units. Information regarding the override units BGH GP has issued to our named executive officers since 2009 is set forth below:

Year	Named Executive Officer	Date of Grant	Type of Override Unit	Number of Units
2011	Forrest E. Wylie	January 27, 2011	Value N-1	1
	Forrest E. Wylie	January 27, 2011	Value N-2	1,000,000
2010	—	—	—	—
2009	Keith E. St.Clair	July 27, 2009	Value B	106,230
	Clark C. Smith	July 27, 2009	Value B	106,230

Fair Value of Override Units

Date	Value B	Value N-1	Value N-2
December 31, 2011	$0	$0	$0
January 27, 2011	n/a	$906,672	$1.13
July 27, 2009	$1.60	n/a	n/a

Forfeiture

The override units are generally subject to forfeiture upon the occurrence of certain events. The Value N-1 and Value N-2 units are subject to forfeiture if the named executive officer’s employment is terminated for cause. The Value B units owned by a named executive officer are subject to forfeiture if:

•	such named executive officer’s employment is terminated for cause;

•	such named executive officer’s employment is terminated due to death, disability or retirement; or

•

such named executive officer’s employment is terminated for any other reason prior to the occurrence of an exit event (as defined below) or the entry into a definitive agreement that would result in an exit event and an exit event does not occur within one year after the termination of employment.

For the purposes of this discussion, an “exit event” generally includes the sale by ArcLight, Kelso and their affiliates of their interests in BGH GP, the sale of substantially all the assets of BGH GP and its subsidiaries, or any other “extraordinary” transaction that the board of directors of BGH GP determines is an exit event.

Distributions

The override units are entitled to share in distributions made by BGH GP under the circumstances set forth below.

The Value B units may only participate in distributions if the members of BGH GP that are affiliated with ArcLight and Kelso (collectively referred to as the “ArcLight Kelso Members”) receive an internal rate of return (compounded annually) of at least 10% and the ArcLight Kelso investment multiple is equal to or greater than 2.0. The Value N-1 and Value N-2 units may only participate in distributions if the ArcLight Kelso investment multiple is equal to or greater than 2.0. The ArcLight Kelso investment multiple is generally the sum of all the distributions the ArcLight Kelso Members have received from BGH GP prior to the time in question, divided by the total amount of capital contributions to BGH GP that the ArcLight Kelso Members have made prior to such time.

All distributions on the Value B units are subject to the following performance criteria:

•	if the ArcLight Kelso investment multiple is 3.5 or more, all Value B units participate in distributions; and

•

if the ArcLight Kelso investment multiple is greater than 2.0 but less than 3.5, a percentage of the Value B units will participate in distributions based generally on a sliding scale with 0% participating at the 2.0 level and 100% participating at the 3.5 level.

All distributions on the Value N-2 units are subject to the following performance criteria:

•	if the ArcLight Kelso investment multiple is 2.5 or more, all Value N-2 units participate in distributions; and

•

if the ArcLight Kelso investment multiple is greater than 2.0 but less than 2.5, a percentage of the Value N-2 units will participate in distributions based generally on a sliding scale with 0% participating at the 2.0 level and 100% participating at the 2.5 level.

In addition to the forfeiture provisions described under the heading “Forfeiture” above, upon the occurrence of an exit event, any Value B units or Value N-2 units that have not become eligible to participate in distributions in accordance with the criteria described above, and do not become eligible to participate in such distributions in connection with such exit event, will be forfeited without payment.

Distributions on the override units may be made as a result of an exit event or, from time to time prior to an exit event, when and as declared by the board of directors of BGH GP (we refer to distributions declared prior to an exit event as interim distributions). Distributions are generally made pro rata to each member of the LLC based on the number of LLC units held by such member, except that the amounts of any distribution in respect of each override unit shall be reduced and distributed to the other members of BGH GP until the cumulative amount withheld and redistributed for such override unit equals a “benchmark amount.” The benchmark amount of all Value B units held by our named executive officers is $10.00, but is subject to adjustment under certain circumstances. The benchmark amount of the Value N-1 and Value N-2 units is the “liquidation value” such units would have had upon their issuance pursuant to applicable treasury regulations. Holders of override units that become eligible to participate in distributions upon satisfaction of the performance criteria summarized above are entitled to cumulative priority “catch up distributions” in respect of earlier interim distributions not made on those override units upon a subsequent interim distribution or a distribution in connection with an exit event. Once the Value N-1 units become eligible to participate in distributions, the holders thereof shall be entitled to 100% of any subsequent distributions made by the LLC until the total distributions in respect of the Value N-1 Units equals $3 million, and shall thereafter not be eligible to receive any other distributions. Value N-2 Units cease to participate in distributions after the aggregate distributions in respect of such Value N-2 Units have equaled $5 million.

Determination of Fair Value

We valued the override units using the Monte Carlo simulation method that incorporates the market-based vesting condition into the grant date fair value of the unit awards as required by FASB ASC Topic 718. The Monte Carlo simulation is a procedure to estimate future equity value from the time of the valuation date of December 31, 2011, January 27, 2011, or July 27, 2009, as applicable, to the exit event using the following assumptions:

•	Current Equity Value of $439.06 million on July 27, 2009 based on the initial capital contributions made by the equity investors into BGH;

•	Current Equity Value of $410.70 million at January 27, 2011 based on the market value of the LP Units held by BGH GP as of such date;

•	Current Equity Value of $38.50 million at December 31, 2011, based on the market value of the LP Units held by BGH GP as of such date;

•

Expected life of 3.4 years, 1.0 year, and 1.0 year for the July 27, 2009, January 27, 2011, and December 31, 2011 valuations, respectively, based on the historical average holding period for similar investments;

•

Risk Free Rate of 1.84% for the July 27, 2009 valuation, 0.25% for the January 27, 2011, and 0.12% for the December 31, 2011 valuation based on the U.S. constant maturity treasury rate for a term corresponding to the expected life of the override units;

•

Volatility of 45% for the July 27, 2009 valuation, 25% for the January 27, 2011 valuation, and 15% for the December 31, 2011 valuation. Since BGH GP’s primary asset was its ownership interest in Buckeye, volatility was estimated by using the volatility of Buckeye, along with comparisons to the volatility of other companies in the same industry as Buckeye over a period equal to the expected life of the override units; and

•	Because the likelihood of an interim distribution was not probable due to the rigorous performance criteria, dividends of zero were assumed.

The limited liability company agreement of BGH GP also contains provisions prohibiting holders of the override units from competing with, or soliciting for employment any employees of, BGH GP or its subsidiaries (which do not include Buckeye, Buckeye GP or their subsidiaries).

Retirement and Other Benefits

Services Company sponsors a Retirement and Savings Plan through which it provides retirement benefits for substantially all of its regular full-time employees (including our named executive officers), except those covered by certain labor contracts. The Retirement and Savings Plan consists of two components. Under the first component, Services Company contributes 5% of each eligible employee’s covered salary to an employee’s separate account maintained in the Retirement and Savings Plan. Under the second component, Services Company makes a matching contribution into the employee’s separate account for 100% of an employee’s contribution to the Retirement and Savings Plan up to 6% of an employee’s eligible covered salary. Each of our named executive officers receives a contribution equal to 5% of his salary (subject to certain IRS limits) annually, and these amounts vest ratably over a five year period, and we make matching contributions to the Retirement and Savings Plan on their behalf as well.

Services Company also sponsors a Benefit Equalization Plan, which is described in detail in the narrative discussion following the “2011 Nonqualified Deferred Compensation Table” below.

2011 Outstanding Equity Awards at Fiscal Year-End Table

Name	Unit Awards
	Number of Units That Have Not Vested (#)	Grant Date	Vesting Date	Market Value of Units That Have Not Vested ($)(2)	Equity incentive plan awards: Number of unearned units that have not vested (#)	Grant Date	Vesting Date	Equity incentive plan awards: Market or payout value of unearned units that have not vested ($)(3)
Forrest E. Wylie	4,767(1)	4/30/09	4/30/12	304,993	11,846(3)	2/16/10	(3)	757,907
	11,846(1)	2/16/10	2/16/13	757,907	6,963(3)	2/9/11	(3)	445,493
	8,760(4)	2/18/10	1/1/13	560,465	637,381(6)	6/25/07	(6)	0(7)
	6,859(1)	2/9/11	2/9/14	438,839	1(8)	1/27/11	(8)	0(7)
	6,926(5)	2/18/11	1/1/14	443,125	1,000,000(9)	1/27/11	(9)	0(7)

Keith E. St.Clair	3,683(1)	4/30/09	4/30/12	235,638	5,035(3)	2/16/10	(3)	322,139
	5,034(1)	2/16/10	2/16/13	322,075	4,255(3)	2/9/11	(3)	272,235
	3,736(4)	2/18/10	1/1/13	239,029	106,230(6)	7/27/09	(6)	0(7)
	4,192(1)	2/9/11	2/9/14	268,204
	2,836(5)	2/18/11	1/1/14	181,447

Clark C. Smith	3,900(1)	4/30/09	4/30/12	249,522	6,515(3)	2/16/10	(3)	416,830
	6,515(1)	2/16/10	2/16/13	416,830	4,642(3)	2/9/11	(3)	296,995
	8,762(4)	2/18/10	1/1/13	560,593	106,230(6)	7/27/09	(6)	0(7)
	4,572(1)	2/9/11	2/9/14	292,517
	4,640(5)	2/18/11	1/1/14	296,867

Jeffrey I. Beason	1,300(1)	7/01/09	4/30/12	83,174	1,777(3)	2/16/10	(3)	113,692
	1,776(1)	2/16/10	2/16/13	113,628	3,095(3)	2/9/11	(3)	198,018
	3,049(1)	2/9/11	2/9/14	195,075

Khalid A. Muslih	1,300(1)	4/30/09	4/30/12	83,174	1,777(3)	2/16/10	(3)	113,692
	1,776(1)	2/16/10	2/16/13	113,628	1,032(3)	2/9/11	(3)	66,027
	5,912(4)	2/18/10	1/1/13	378,250	148,722(6)	6/25/07	(6)	0(7)
	1,016(1)	2/9/11	2/9/14	65,004
	7,696(5)	2/18/11	1/1/14	492,390

(1)	Represents grants of phantom units under the LTIP. See “Long-Term Incentive Plan” above.
(2)	For phantom units (including deferral and matching phantom units) and performance units, the market value is calculated using a per LP Unit price of $63.98, the closing price for our LP Units on December 30, 2011, the last trading day of 2011.

(3)	Represents grants of performance units under the LTIP. See “Long-Term Incentive Plan” above. The vesting of the performance units is subject to the attainment of a pre-established distributable cash flow per LP Unit performance goal during the third year of a three fiscal year period. The number of performance units reflected in the table is based on a threshold payout of such awards.
(4)	Represents the grant of deferral and matching phantom units issued under the LTIP as a result of the deferral of 2009 discretionary bonus and 2009 AIC Plan awards pursuant to the Deferral Plan. Messrs. Wylie, St.Clair, Smith, and Muslih were granted 4,380, 1,868, 4,381, and 2,956 deferral units, respectively, and 4,380, 1,868, 4,381, and 2,956 matching units, respectively. The deferral units and matching units were issued as a result of deferrals by Messrs. Wylie, St.Clair, Smith, and Muslih of $250,000, $106,650, $250,100, and $112,500, respectively, of their 2009 AIC Plan awards and the deferrals by Mr. Muslih of $56,250 of his 2009 discretionary bonus.
(5)	Represents the grant of deferral and matching phantom units issued under the LTIP as a result of the deferral of 2010 AIC Plan awards pursuant to the Deferral Plan. Messrs. Wylie, St.Clair, Smith, and Muslih were granted 3,463, 1,418, 2,320, and 3,848 deferral units, respectively, and 3,463, 1,418, 2,320, and 3,848 matching units, respectively. The deferral units and matching units were issued as a result of deferrals by Messrs. Wylie, St.Clair, Smith, and Muslih of $225,000, $92,125, $150,750, and $250,000, respectively, of their 2010 AIC Plan awards.
(6)	Represents compensation that is neither awarded nor paid by us. These amounts are unvested Value B units granted by BGH GP. The vesting of the override units is discussed above in the narrative section titled “BGH GP Holdings, LLC Override Units”.
(7)	On December 31, 2011, the fair value of the Value B, Value N-1 and Value N-2 units was $0 per unit. The fair values of the Value B, Value N-1 and Value N-2 units were calculated using a Monte Carlo simulation model that was consistent with the method as described in the above narrative section titled “BGH GP Holdings, LLC Override Units.”
(8)	Represents compensation that is neither awarded nor paid by us. This amount is the unvested Value N-1 unit granted by BGH GP. The vesting of the override units is discussed above in the narrative section titled “BGH GP Holdings, LLC Override Units”.
(9)	Represents compensation that is neither awarded nor paid by us. These amounts are unvested Value N-2 units granted by BGH GP. The vesting of the override units is discussed above in the narrative section titled “BGH GP Holdings, LLC Override Units”.

Unit Option Exercises and Units Vested

Name	Option Awards		Unit Awards(1)
	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Forrest E. Wylie	—	—	4,767	304,611
Keith E. St.Clair	—	—	3,684	235,408
Clark C. Smith	—	—	3,900	249,210
Jeffery I. Beason	—	—	1,300	83,070
Khalid A. Muslih	5,000	75,150	1,300	83,070

(1)	Represents vesting of 2009 grants of performance units under the LTIP. See “Long-Term Incentive Plan” above. The vesting of the performance units was subject to the attainment of a pre-established distributable cash flow per LP Unit performance goal during a performance period which ended on December 31, 2011. On February 8, 2012, the compensation committee determined to vest the 2009 performance units at the threshold level (50% of the target award).
(2)	The value realized on exercise of unit options is equal to the amount per share at which the named executive officer sold shares acquired on exercise (all of which occurred on the date of exercise) minus the exercise price of the unit options times the number of LP Units acquired on exercise of the unit options.

2011 Nonqualified Deferred Compensation Table

Name	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Gains (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Forrest E. Wylie	43,000	(3,329)	—	129,979
Keith E. St.Clair	37,734	(509)	—	100,927
Clark C. Smith	24,806	(427)	—	61,116
Jeffrey I. Beason	16,431	34	—	27,891
Khalid A. Muslih	24,731	(2,019)	—	75,758

(1)	These contributions in the last fiscal year for each named executive officer are included in the All Other Compensation column of the Summary Compensation Table above.
(2)	The following amounts were previously reported as compensation in the Summary Compensation Table for previous years: Mr. Wylie—$77,424; Mr. St.Clair—$56,554; Mr. Smith – $33,746; and Mr. Muslih—$29,308.

The amounts reflected in the table above were credited to accounts of the named executive officers under the Benefit Equalization Plan. The Benefit Equalization Plan is a non-qualified deferred compensation plan and provides that any employee whose company contributions to qualified pension and savings plans have been limited due to IRS limits on compensation allowable for calculating benefits under qualified plans will receive an equivalent benefit under the Benefit Equalization Plan for company contributed amounts they would have received under qualified plans if there were no IRS limits on compensation levels. Employee deferrals are not allowed under the Benefit Equalization Plan. In addition, the Benefit Equalization Plan provides that any employee with a balance in the plan will be credited with earnings on that balance at a rate that is equivalent to the actual earnings that the employee realizes on his or her investments in the Retirement and Savings Plan. Employees may periodically change their investment elections in the Retirement and Savings Plan in accordance with its terms and the terms of the documents governing the investments in which they currently participate. Amounts accumulated by an employee in the Benefit Equalization Plan are payable to the employee, or their beneficiary, in a lump sum upon termination of employment or following death. All amounts are paid based on the timing and form set forth in the Benefit Equalization Plan. A participating employee may also receive a distribution of all or a portion of his or her account balance in the event of a “hardship” as defined in the plan document and upon determination by the committee that administers the plan.

The table below shows the fund options available under the Retirement and Savings Plan and their annual rate of return for the year ended December 31, 2011.

Name of Fund	Rate of Return
American Century Income & Growth-Instl	3.22%
American Century Small Cap Value-Inst	-6.42%
American Value Portfolio	0.77%
JPMCB Stable Asset Income Fund-Select	2.00%
JPMorgan Large Cap Growth-R5	3.14%
JPMorgan SmartRetirement 2010-Instl	1.14%
JPMorgan SmartRetirement 2015-Instl	0.17%
JPMorgan SmartRetirement 2020-Instl	-0.77%
JPMorgan SmartRetirement 2025-Instl	-2.40%
JPMorgan SmartRetirement 2030-Instl	-4.01%
JPMorgan SmartRetirement 2035-Instl	-4.65%
JPMorgan SmartRetirement 2040-Instl	-4.81%
JPMorgan SmartRetirement 2045-Instl	-4.73%
JPMorgan SmartRetirement 2050-Instl	-4.81%
JPMorgan SmartRetirement Income-Instl	1.13%
Lord Abbett Developing Growth-Instl	-1.30%
Oakmark Equity and Income-I	0.65%
PIMCO Total Return-P	4.08%
SSgA International Index SL-II	-12.14%
SSgA S&P 500 Index SL-III	1.97%
Templeton Foreign-Advisor	-12.57%

Payments upon Termination or Change of Control

Severance Agreement Payments

As noted above in the “Compensation Discussion and Analysis,” at the January 13, 2012 meetings of the board of directors and the compensation committee in which we approved certain actions concerning the restructuring of the management of Buckeye GP, the compensation committee took action to approve Severance Agreements for all named executive officers. However, SEC rules require that we disclose all termination and change in control payment information based on arrangements in place as of December 31, 2011. As a result, the disclosure set forth below is based on the arrangements in place for our named executive officers as of December 31, 2011 and does not include information related to the Severance Agreements approved at the January 13, 2012 meeting. For more information regarding the restructuring of management and the January 2012 Severance Agreements, see Item 5.02 of the Current Report on Form 8-K we filed with the SEC on January 20, 2012.

We entered into a Severance Agreement in connection with the appointment of Mr. St.Clair as Senior Vice President and CFO of Buckeye GP, dated as of November 10, 2008, with BGH and Services Company. We also entered into a Severance Agreement in connection with the appointment of Mr. Smith as President and Chief Operating Officer of Buckeye GP, dated as of February 17, 2009, with BGH and Services Company. With the exception of the severance multiplier, 100% (or one times base salary) for Mr. St.Clair and 200% (or two times base salary) for Mr. Smith, the material terms of their respective Severance Agreements are identical.

Pursuant to the terms of the Severance Agreements, the executives are entitled to severance payments following (i) the termination of employment by Services Company except if the termination is a result of (x) the continuous illness, injury or incapacity for a period of six consecutive months, or (y) “Cause”, or (ii) a voluntary termination of employment by the executives upon (I) the material failure of Services Company to comply with and satisfy any of the terms of the Severance Agreement, (II) the significant reduction by Services Company of the authority, duties or responsibilities of the executives, (III) the elimination of the executives from eligibility to participate in, or the exclusion of the executives from participation in, employee benefit plans or policies, except to the extent such elimination or exclusion is applicable to our named executive officers as a group, (IV) the reduction in the executives’ annual base compensation or the reduction in the annual target cash bonus opportunity for which the executives are eligible (unless such reduction in the executives’ annual target cash bonus opportunity is made in connection with similar reductions in the bonus opportunities of our named executive officers as a group), or (V) the transfer of the executive, without his express written consent, to a location that is more than 100 miles from Houston, Texas (for Mr. St.Clair) or Breinigsville, Pennsylvania (for Mr. Smith).

Upon a termination as set forth above, each executive would be entitled to the following:

•

A lump-sum severance payment in the amount of (i) one times annual base salary for Mr. St.Clair (two times annual base salary for Mr. Smith), plus (ii) 100% of the annual bonus opportunity for Mr. St.Clair (200% of the annual bonus opportunity for Mr. Smith), for the applicable year.

•

Continued benefits under our medical and dental plans and policies for a period of 12 months for Mr. St.Clair (or 24 months for Mr. Smith). During the benefit period, Services Company will pay the executives a monthly payment equal to the COBRA cost of continued health and dental coverage, less the amount that the executive would be required to contribute for health and dental coverage if they were an active employee.

•

An additional tax gross-up amount equal to the federal, state and local income and payroll taxes, if any, that the executives incur on the benefit payment and the gross-up payment. For the purposes of the gross-up payment, the aggregate tax rate for the federal, state and local income and payroll taxes is assumed to be 25%. The gross-up payments will cease when the benefits payments cease.

For the purposes of the Severance Agreements, “Cause” is defined as (i) habitual insobriety or substance abuse, (ii) engaging in acts of disloyalty to Buckeye or BGH including fraud, embezzlement, theft, commission of a felony, or proven dishonesty, or (iii) willful misconduct of the executive in the performance of his duties, or the willful failure of the executive to perform a material function of his duties pursuant to the terms of the Severance Agreement.

Severance Pay Plan Payments

Messrs. Wylie, Beason and Muslih do not have severance agreements but are eligible for severance payments under the Severance Pay Plan for Employees of Services Company. Subject to certain limitations, upon an involuntary termination, Messrs. Wylie, Beason and Muslih would be entitled to receive a lump-sum severance payment equal to eight weeks of their base pay plus two weeks’ base pay for each year of service over 4 years (the “Severance Allowance”). In the case of an involuntary termination within two years of a change in control (as defined in the plan), Messrs. Wylie, Beason and Muslih would be entitled to receive either (i) one year’s base salary, plus the Severance Allowance if they had completed 15 years or more of service, or (ii) two times the Severance Allowance if they had completed less than 15 years of service.

For the purposes of the severance pay plan, a “change in control” will occur if any person (as such term is used in sections 13(d) and 14(d) of the Exchange Act), except us or our affiliates becomes the beneficial owner, or the holder of proxies, in the aggregate of 80% or more of our LP Units then outstanding.

Benefit Equalization Plan Payments

Upon termination of employment for any reason, each named executive officer would become entitled to distributions of the aggregate balances of his Benefits Equalization Plan account. If such officers had been terminated as of December 31, 2011, each of them would have been entitled to receive the amounts set forth opposite his name in the “Aggregate Balance at Last Fiscal Year End” column of the “2011 Nonqualified Deferred Compensation Table” for his Benefits Equalization Plan balance. The Benefit Equalization Plan termination payments are not set forth in the tables below.

Long-Term Incentive Plan

Upon a termination of employment for (i) death, (ii) disability, (iii) without cause during a change in control period, or (iv) resignation for good reason during a change in control period, each of our named executive officers are entitled to accelerated vesting of all phantom units, and performance units, based on a payout performance multiplier of 100%. Upon a termination of employment for cause or voluntary resignation, all unvested phantom units and performance units will be forfeited. If a named executive officer is terminated without cause, not during a change in control period, or retires, all phantom units vest based on the portion of the restriction period during which the named executive officer was employed by us, and all performance units will vest on a prorated portion based on a payout multiplier of 100%; provided, however, that if the termination of employment is within the six month period immediately prior to the end of the performance period, the prorated portion of the performance units will vest based on actual performance.

A more detailed description of the LTIP, including the change in control period, is contained in the narrative discussion entitled “Long-Term Incentive Plan” following the Grant of Plan-Based Awards Table and in the Compensation Discussion and Analysis.

Payments upon Termination or Change in Control Tables

The tables below reflect the compensation and benefits, if any, due to each of the named executive officers upon a voluntary termination, a termination for cause, an involuntary termination other than for cause or resignation for good reason, both before and after a change in control, a change in control, or a termination due to death, disability or retirement. The amounts shown assume that each termination of employment or the change in control, as applicable, was effective as of December 31, 2011, and the fair market value of an LP Unit as of December 31, 2011 was $63.98, which was the closing price on December 30th, the last trading day of 2011. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment or change in control, as applicable. The actual amounts to be paid can only be determined at the time of the actual termination of employment or change in control, as applicable. The tables do not include amounts payable under the Benefit Equalization Plan as such amounts are not subject to forfeiture and are payable upon any termination of employment.

The value of the accelerated vesting and payment of phantom units was calculated by multiplying the aggregate number of phantom units by the fair market value of an LP Unit as of December 31, 2011, taking into account months of service over the 36 month vesting period as applicable for certain prorated payouts. The value of the accelerated vesting and payment of performance units was calculated by multiplying the aggregate number of performance units by the fair market value of an LP Unit as of December 31, 2011, taking into account months of service over the 36 month performance period based on a payout performance multiplier of 100%. More details concerning these values are set forth in the footnotes below.

Name	Benefit	Voluntary Resignation or Termination for Cause	Termination Without Cause Prior to Change of Control	Resignation for Good Reason Before Change of Control	Resignation for Good Reason After Change of Control	Change of Control	Termination Without Cause After Change of Control	Death, Disability or Retirement(9)
Forrest E. Wylie	Cash severance(1)	—	69,231	—	—	—	138,462	—
	Phantom Unit Acceleration(2)	—	873,760	—	1,501,739	—	1,501,739	1,501,739
	Deferral Plan Phantom Unit Acceleration(3)	—	520,876	—	1,003,590	—	1,003,590	1,003,590
	Performance Unit Acceleration(4)	—	1,448,816	—	2,648,694	—	2,648,694	2,648,694
	Health Benefits	—	—	—	—	—	—	—

Keith E. St. Clair	Cash severance(5)	—	700,000	700,000	700,000	—	700,000	—
	Phantom Unit Acceleration(2)	—	489,864	—	825,918	—	825,918	825,918
	Deferral Plan Phantom Unit Acceleration(3)	—	219,635	—	420,477	—	420,477	420,477
	Performance Unit Acceleration(4)	—	674,462	—	1,301,979	—	1,301,979	1,301,979
	Health Benefits(6)	—	15,362	15,362	15,362	—	15,362	—

Clark C. Smith	Cash severance(7)	—	1,380,000	1,380,000	1,380,000	—	1,380,000	—
	Phantom Unit Acceleration(2)	—	568,473	—	958,868	—	958,868	958,868
	Deferral Plan Phantom Unit Acceleration(3)	—	472,253	—	857,460	—	857,460	857,460
	Performance Unit Acceleration(4)	—	833,655	—	1,567,303	—	1,567,303	1,567,303
	Health Benefits(8)	—	30,723	30,723	30,723	—	30,723	—

Name	Benefit	Voluntary Resignation or Termination for Cause	Termination Without Cause Prior to Change of Control	Resignation for Good Reason Before Change of Control	Resignation for Good Reason After Change of Control	Change of Control	Termination Without Cause After Change of Control	Death, Disability or Retirement(9)
Jeffrey I. Beason	Cash severance(1)	—	37,231	—	—	—	74,462	—
	Phantom Unit Acceleration(2)	—	202,648	—	391,878	—	391,878	391,878
	Deferral Plan Phantom Unit Acceleration(3)	—	—	—	—	—	—	—
	Performance Unit Acceleration(4)	—	310,200	—	676,167	—	676,167	676,167
	Health Benefits	—	—	—	—	—	—	—

Khalid A. Muslih	Cash severance(1)	—	37,692	—	—	—	75,385	—
	Phantom Unit Acceleration(2)	—	164,078	—	261,806	—	261,806	261,806
	Deferral Plan Phantom Unit Acceleration(3)	—	415,917	—	870,640	—	870,640	870,640
	Performance Unit Acceleration(4)	—	216,779	—	395,646	—	395,646	395,646
	Health Benefits	—	—	—	—	—	—	—

(1)	The cash severance payments to Messrs. Wylie, Beason and Muslih are paid under the Severance Pay Plan for Employees of Services Company. Messrs. Wylie and Muslih are entitled to receive a lump-sum severance payment equal to eight weeks of their base pay for a termination without cause before a change in control or sixteen weeks of their base pay for a termination without cause after a change in control.
(2)	This amount represents the value of the accelerated vesting and payment of all phantom units based on a price per LP Unit as of December 31, 2011 of $63.98 (the closing price on December 30, 2011, the last trading day of 2011). In the event of resignation for good reason after a change in control, termination without cause after a change in control, or termination because of death or disability, the named executive officer will be entitled to full accelerated vesting of 100% of his outstanding phantom units. In the event of termination without cause or due to retirement, the named executive officer would not be entitled to full accelerated vesting but instead would be entitled to a prorated amount based on 325 days of service over the 1,096 service period (325/1,096) for his 2011 phantom unit grant, 683 days of service over the 1,096 day service period (683/1,096) for his 2010 phantom unit grant, and on 975 days of service over a 1,096 day service period (975/1,096) for his 2009 phantom unit grant. The “2011 Outstanding Equity Awards at Fiscal Year-End Table” provides information on each named executive officer’s phantom unit holdings at December 31, 2011.
(3)

This amount represents the value of the accelerated vesting and payment of all phantom units granted under the Deferral Plan. The amount is based on a price per LP Unit as of December 30, 2011 of $63.98. In the event of resignation for good reason after a change in control, termination without cause after a change in control, or termination because of disability or death, the named executive officer will be entitled to full accelerated vesting of 100% of his outstanding phantom units received pursuant to the Deferral Plan. In the event of termination without cause, the named executive officer would be entitled to full vesting of his deferral units received pursuant to the Deferral Plan, but the named executive officer’s matching units would not be entitled to full accelerated vesting. Instead the matching units granted in 2011 would be entitled to a prorated vesting based on 365 days of service over the 1,096 day service period (365/1,096) and the matching units granted in 2010 would be entitled to a prorated vesting based on 730 days of service over the 1,096 day service period (730/1,096). In the event of the named executive officer’s retirement prior to the vesting of his phantom units granted under the Deferral Plan, the named executive officer would forfeit all such phantom units. The “2011 Outstanding Equity Awards at Fiscal Year-End Table” provides information on each named executive officer’s phantom unit holdings at December 31, 2011, including phantom units received pursuant to the Deferral Plan.
(4)	This amount represents the value of the accelerated vesting and payment of all performance units based on a price per LP Unit as of December 31, 2011 of $63.98 and a distribution equivalent right payout of $4.025 per unit and $7.8500 per unit for 2011 and 2010 grants, respectively. In the event of resignation for good reason after a change in control, termination without cause after a change in control, or termination because of disability or death, the named executive officer will be entitled to full accelerated vesting of 100% of his outstanding performance units and payment of DERs accumulated up to the date of the accelerated vesting. In the event of termination without cause or due to retirement, the named executive officer would not be entitled to full accelerated vesting but instead would be entitled to a prorated amount based on 365 days of service over the 1,096 day service period (365/1,096) for his 2011 performance unit grant and based on 730 days of service over a 1,096 day service period (730/1,096) for his 2010 performance unit grant. The “2011 Outstanding Equity Awards at Fiscal Year-End Table” provides information on each named executive officer’s performance unit holdings at December 31, 2011.
(5)	Pursuant to the terms of his Severance Agreement, Mr. St.Clair is entitled to one (1) times his annual base salary, $350,000, plus the full amount of his annual target cash bonus award, $350,000, for a total of $700,000 payable in a lump sum.
(6)	This amount is equal to 12 months of continued health benefits assuming a monthly cost of $1,280.13 as set forth in Mr. St.Clair’s Severance Agreement. Mr. St.Clair is also entitled to an additional payment equal to the federal, state and local income and payroll taxes, if any, that Mr. St.Clair incurs on the benefit payment and the additional payment. This additional payment is not included in this calculation.
(7)	Pursuant to the terms of his Severance Agreement, Mr. Smith is entitled to two (2) times his annual base salary, $690,000, plus 200% of his annual target cash bonus award, $690,000, for a total of $1,380,000 payable in a lump sum.
(8)	This amount is equal to 24 months of continued health benefits assuming a monthly cost of $1,280.13 as set forth in Mr. Smith’s Severance Agreement. Mr. Smith is also entitled to an additional payment equal to the federal, state and local income and payroll taxes, if any, that Mr. Smith incurs on the benefit payment and the additional payment. This additional payment is not included in this calculation.
(9)	The amounts in this column do not represent the value of the accelerated vesting and payment of phantom units, Deferral Plan phantom units, or performance units upon retirement. See the footnotes above with respect to the phantom units, Deferral Plan phantom units, and performance units for an explanation of the treatment of such awards in the event of the holder’s retirement.

Director Compensation

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash	Unit Awards(1)	Other Compensation(2)	Total
Pieter Bakker(3)	$47,500	$124,500	$6,075	$178,075
C. Scott Hobbs	$95,000	$129,910	$8,050	$232,960
Joseph A. LaSala, Jr.	$83,750	$129,910	$8,050	$221,710
Mark C. McKinley	$76,250	$129,910	$8,050	$214,210
Oliver “Rick” G. Richard, III	$87,500	$129,910	$8,050	$225,460
Frank S. Sowinski	$95,000	$129,910	$8,050	$232,960
Martin A. White	$87,500	$129,910	$8,050	$225,460

(1)

Represents grant date fair value of grants of 2,000 phantom unit awards to each independent director of Buckeye GP on February 9, 2011 (with the exception of Mr. Bakker, who received his grant upon joining the Board on May 5, 2011). The grant date fair value of phantom unit awards is based on a target payout of such awards (computed in accordance with FASB ASC Topic 718), using the average of the high and low trading prices for our LP Units on the date of grant ($64.955 for February 9, 2011 and $62.25 for May 5, 2011). For a discussion of the valuations of phantom units, please see the discussion in Note 18 in the Notes to Consolidated Financial Statements of Buckeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. As of December 31, 2011, Messrs. Bakker, Hobbs, LaSala, McKinley, Richard, Sowinski and White each held 2,000 phantom units.
(2)	Amounts represent the distribution equivalents paid during 2011 on unvested phantom unit awards granted under the LTIP.
(3)	Mr. Bakker was appointed to our general partner’s board on May 5, 2011.

In 2011, directors of Buckeye GP received an annual fee in cash of $50,000 plus $1,250 for each board of directors and committee meeting attended. Each director also received a grant under the LTIP of 2,000 phantom units which vested on the first anniversary of the date of grant, or February 9, 2012. Additionally, the Chairman of the audit, compensation, nominating and corporate governance, and HSSE committees each received an annual fee of $10,000. Mr. Wylie did not receive any fees for services as a director while he was an employee. Mr. Smith will not receive any fees for services as a director. Directors’ fees paid by our general partner in 2011 to its directors were $572,500. We reimbursed our general partner for the directors’ fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 9, 2012 the number of our LP Units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our LP Units; (2) the current directors and the nominees of our general partner’s board of directors; (3) the named executive officers of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC.

Name(1)	Number of LP Units(2)		Percentage of LP Units
Forrest E. Wylie	242,300		*
Pieter Bakker	5,000		*
C. Scott Hobbs	17,000		*
Joseph A. LaSala, Jr.	9,000		*
Mark C. McKinley	13,000		*
Oliver G. Richard, III	9,408		*
Frank S. Sowinski	18,210		*
Martin A. White	7,304		*
Jeffery I. Beason	2,202	(3)	*
Khalid A. Muslih	43,050	(3)	*
Clark C. Smith	42,642	(4)	*
Keith E. St.Clair	39,269	(3)	*
All directors and officers as a group	552,786	(5)	*
First Reserve GP XI, Inc.	4,712,817	(6)	5.2%
Tortoise Capital Advisors, L.L.C.	6,430,124	(7)	7.1%

*	represents less than 1%
(1)	The contact address for our directors and executive officers is One Greenway Plaza, Suite 600, Houston, Texas 77046.
(2)	Unless otherwise indicated, the persons named above have sole voting and investment power over the LP Units reported.
(3)	Amount includes 4,767, 3,683, 1,300 and 1,300 LP Units issuable upon vesting of outstanding phantom units for Messrs. Wylie, St.Clair, Beason and Muslih, respectively.
(4)	Consists of 3,900 LP Units issuable upon vesting of outstanding phantom units for Mr. Smith and 38,742 LP Units that Mr. Smith shares investment and voting power over with his wife.

(5)	Amount includes 8,600 LP Units issuable upon exercise of outstanding options and 18,403 LP Units issuable upon vesting of outstanding phantom units.
(6)	According to its 13G/A filed with the SEC on February 10, 2012, consists of LP Units and Class B Units beneficially owned as of December 31, 2011 by First Reserve GP XI, Inc. or its affiliates, First Reserve GP XI, L.P., FR XI Onshore AIV II, L.P., and William E. Macaulay, each having sharing voting and dispositive power with respect to all of the units reported. The address of First Reserve GP XI, Inc. is One Lafayette Place, Third Floor, Greenwich, Connecticut 06830.
(7)	According to its 13G filed with the SEC on February 10, 2012, consists of LP Units beneficially owned as of December 31, 2011 by Tortoise Capital Advisors, L.L.C. (“TCA”) and includes 5,917,030 units to which TCA has shared voting power and 6,430,124 units as to which TCA has shared dispositive power. The address of First Reserve GP XI, Inc. is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2011 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	(a) Number of LP Units to be issued upon exercise of outstanding LP Unit options and rights	(b) Weighted-average exercise price of outstanding LP Unit options and rights	(c) Number of LP Units remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by Unitholders:(1)
LTIP(2)	585,317	—	877,969
Option Plan(3)	97,000	$46.81	333,000
Equity compensation plans not approved by Unitholders	—	—	—
Total for equity compensation plans	682,317	$46.81	1,210,969

(1)	See Note 18 in the Notes to Consolidated Financial Statements included in Buckeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for further information about these plans.
(2)	The 585,317 represents 275,539 phantom units and 309,778 performance units issued under the LTIP. See Note 18 in the Notes to Consolidated Financial Statements included in Buckeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and “Compensation of Executive Officers and Directors” above for further information about these awards. These awards are not taken into account in the calculation of the weighted-average exercise price of outstanding LP Unit options and rights under the LTIP.
(3)	With the adoption and utilization of the LTIP, we do not expect to make any future grants pursuant to the Option Plan.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

Buckeye is not aware of any transaction since January 1, 2011, or any currently proposed transaction, in which Buckeye was or is to be a participant and the amount involved exceeds $120,000, and in which any related party has or will have a direct or indirect material interest.

Policies Regarding Related Party Transactions

Except for compensation that we pay, the material portions of which are described in this proxy statement, our general policy is to avoid transactions between us and our directors and officers or holders of 5% or more of our LP Units (including members of their families) and that any such transactions that are not avoided should be resolved pursuant to the conflicts of interest resolution provisions in our partnership agreement. In furtherance of this policy, we have adopted Corporate Governance Guidelines, a Code of Ethics for Directors, Executive Officers and Senior Financial Employees and a Business Code of Conduct for all employees, which generally require the reporting to management of transactions or opportunities that constitute conflicts of interest so that they may be avoided. These guidelines and codes, along with a copy of our partnership agreement, are in writing and are available on our website at www.buckeye.com by browsing to the “Corporate Governance” subsection of the “Investor Center” menu.

Pursuant to our Corporate Governance Guidelines and our partnership agreement, any transaction between us and our officers and directors or holders of 5% of more of our LP Units that is not avoided must fair and reasonable to us. Any resolution or course of action will be deemed to be fair and reasonable to us if it is approved by our audit committee (as long as the material facts known to the officers and directors of our general partner regarding any proposed transaction were disclosed to the audit committee at the time of its approval), if it is on terms objectively demonstrable to be no less favorable to us than those generally being provided to or available from unrelated third parties, or fair to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our LP Units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our LP Units. Based solely on a review of Forms 3, 4 and 5 furnished to us and written representations from certain persons that no other reports were required for those persons, we believe that for 2011, all officers and directors, and persons beneficially owning more than 10% of our LP Units, who were required to file reports under Section 16(a) complied with such requirements, except that Forms 4 reporting the vesting of LTIP awards for our independent directors (Messrs. Hobbs, LaSala, McKinley, Richard, Sowinski, and White) on January 4, 2011 were inadvertently filed two business days late.

ITEM 2—PROPOSAL TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed Deloitte as Buckeye’s independent registered public accountants for fiscal year 2012. Deloitte has served as Buckeye’s independent registered public accountants since 1986.

Representatives of Deloitte will be available to answer appropriate questions at the Annual Meeting and are free to make statements during the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS BUCKEYE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2012.

UNITHOLDER PROPOSALS FOR 2013

ANNUAL MEETING OF LIMITED PARTNERS

Any unitholder entitled to vote at our 2013 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement. The ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof.

In order to nominate persons to our general partner’s board of directors at the 2013 annual meeting, written notice must be delivered to our general partner at One Greenway Plaza, Suite 600, Houston, Texas, 77046 no later than the close of business on March 7, 2013, nor earlier than the close of business on February 5, 2013. The written notice must include: (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our general partner all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of such unitholder and any beneficial owner; and (ii) the number of LP Units which are owned beneficially and of record by the unitholder and any beneficial owner; (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among the unitholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned LP Units) that has been entered into as of the date of the unitholder’s notice by the unitholder any and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of LP Unit price changes for, or increase or decrease the voting power of, such unitholder and any such beneficial owner, with respect to LP Units, (v) a representation that the unitholder is a record holder entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (vi) a representation whether the unitholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership’s LP Units required to elect the nominee and/or (b) otherwise to solicit proxies from unitholders in support of such nomination. Any proposed nominee could be required to furnish such other information as the Partnership may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2013 annual meeting must submit such proposal by the dates referred to above or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-202-551-8090 for further information on the public reference room and its copy charges. We maintain a website at www.buckeye.com, where we make our SEC filings available.

You may request a copy of the audit and compensation committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics for Directors, Executive Officers and Senior Financial Employees, Business Code of Conduct, 2011 Annual Report or SEC filings without charge, or directions to our annual meeting by calling, emailing or writing to us at the following address:

Investor Relations Department

Buckeye Partners, L.P.

One Greenway Plaza

Suite 600

Houston, Texas 77046

Toll-free phone: (800) 422-2825

irelations@buckeye.com

If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.

You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

Proxy for Holders of Buckeye Partners, L.P. Limited Partnership Units

Dear Unitholder

Your vote is important and we encourage you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours a day, 7 days a week.

To submit your proxy electronically via the Internet, go to the website: www.voteproxy.com and follow the prompts. You must use control number printed in the box on the reverse side of this card.

To submit your proxy by telephone, you need to use a touch-tone telephone and use the control number printed in the box on the reverse side of this card.

Your vote is important. Thank you for voting.

☐	¡

BUCKEYE PARTNERS, L.P.

Annual Meeting of Limited Partners

To Be Held on June 5, 2012

The undersigned hereby appoints William H. Schmidt, Jr. and Todd J. Russo, and each of them, with full power of substitution and power to act alone, as proxies to vote all the limited partnership units which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Limited Partners of Buckeye Partners, L.P., to be held June 5, 2012 at 9:00 a.m. local time at the Four Seasons Hotel at 1300 Lamar Street, Houston, Texas 77010, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¡	14475	¡

ANNUAL MEETING OF LIMITED PARTNERS OF

BUCKEYE PARTNERS, L.P.

June 5, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your limited partnership units in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17265
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20330000000000000000 9	060512

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. The election of three Class II directors to serve on our general partner’s board of directors until our 2015 annual meeting of limited partners.			2.	The ratification of the selection of Deloitte & Touche LLP as Buckeye Partners, L.P.’s independent registered public accountants for 2012.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O Pieter Bakker		In their discretion, the proxies are authorized to vote upon such other business as
	O C. Scott Hobbs		may properly come before the Annual Meeting. This proxy when properly
	O Mark C. McKinley		executed will be voted as directed herein by the undersigned unitholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note: ■	Please sign exactly as your name or names appear on this proxy. When limited partnership units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

Proxy for Holders of Buckeye Partners, L.P. Limited Partnership Units

Dear Unitholder

Your vote is important and we encourage you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours a day, 7 days a week.

To submit your proxy electronically via the Internet, go to the website: www.voteproxy.com and follow the prompts. You must use control number printed in the box on the reverse side of this card.

To submit your proxy by telephone, you need to use a touch-tone telephone and use the control number printed in the box on the reverse side of this card.

Your vote is important. Thank you for voting.

☐	¡

BUCKEYE PARTNERS, L.P.

Annual Meeting of Limited Partners

To Be Held on June 5, 2012

The undersigned hereby appoints William H. Schmidt, Jr. and Todd J. Russo, and each of them, with full power of substitution and power to act alone, as proxies to vote all the limited partnership units which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Limited Partners of Buckeye Partners, L.P., to be held June 5, 2012 at 9:00 a.m. local time at the Four Seasons Hotel at 1300 Lamar Street, Houston, Texas 77010, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¡	14475	¡

ANNUAL MEETING OF LIMITED PARTNERS OF

BUCKEYE PARTNERS, L.P.

June 5, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17265

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20330000000000000000 9			060512

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. The election of three Class II directors to serve on our general partner’s board of directors until our 2015 annual meeting of limited partners.				2. The ratification of the selection of Deloitte & Touche LLP as Buckeye Partners, L.P.’s independent registered public accountants for 2012.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Pieter Bakker
O C. Scott Hobbs
		O Mark C. McKinley		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			will be voted as directed herein by the undersigned unitholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR
☐	FOR ALL EXCEPT (See instructions below)			Proposal 2.

INSTRUCTIONS: Towithhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Unitholder		Date:	Signature of Unitholder	Date:
■	Note:

Please sign exactly as your name or names appear on this proxy. When limited partnership units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■